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As filed with the Securities and Exchange Commission on May 3, 2002

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MDU COMMUNICATIONS INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4841 (Primary Standard Industrial Classification Code Number)	84-1342898 (I.R.S. Employer Identification No.)

60-D Commerce Way
Totowa, New Jersey 07512
(973) 237-9499
(Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

Brad Holmstrom, Esq.
General Counsel
MDU Communications International, Inc.
60-D Commerce Way
Totowa, New Jersey 07512
(973) 237-9499
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Steven H. Goodman, Esq.
Shughart Thomson & Kilroy P.C.
Twelve Wyandotte Plaza
120 West 12th Street, Suite 1600
Kansas City, Missouri 64105

Arnold R. Kaplan, Esq.
Shughart Thomson & Kilroy, P.C.
1050 Seventeenth Street, Suite 2300
Denver, Colorado 80265

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Registration Fee

Common Stock issuable upon exercise of warrants	4,200,000	$0.31 - $0.43(2)	$1,788,000(2)	$164.50

Common Stock issuable upon conversion of convertible promissory notes	3,939,534	$0.33(3)	$1,300,046(3)	$119.60

Common Stock(4)	319,533	$.50(5)	159,766(5)	$14.70

TOTAL	8,459,067	—	$3,247,812	$298.80

(1)
The number of shares being registered represents our good faith estimate of the maximum number of shares we may issue upon (a) exercise of common stock purchase warrants, and (b) conversion of certain convertible promissory notes. The actual number of shares of common stock received upon conversion of the convertible promissory notes and upon exercise of the warrants may vary from this number. In addition to the shares set forth in the table, the amount of shares to be registered under this registration statement includes an indeterminate number of shares issuable upon conversion of the convertible promissory notes and upon exercise of warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416 under the Securities Act of 1933.

(2)
Based on warrant exercise prices which range from $0.31 to $0.43.

(3)
Based on a conversion price of $0.33 per share.

(4)
Represents 169,533 shares of common stock issued to Sheldon B. Nelson, President, Chief Executive Officer and Director of the Company in lieu of salary and 150,000 shares of common stock issued to Haywood Securities, Inc.

(5)
Based on the average of the reported best bid and best ask prices of the common stock reported on the OTC Bulletin Board on May 1, 2002, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. MDU Communications International, Inc. and the Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

8,459,067 Shares

MDU COMMUNICATIONS INTERNATIONAL, INC.

Common Stock

MDU COMMUNICATIONS INTERNATIONAL, INC.
60-D Commerce Way
Totowa, New Jersey 07512
(973) 237-9499

        We have prepared this prospectus to allow Selling Stockholders to sell up to 8,459,067 shares of our common stock which the Selling Stockholders currently hold or may acquire upon conversion of certain convertible promissory notes or upon the exercise of warrants to purchase shares of our common stock. See page 6 of this prospectus for the names of the Selling Stockholders.

        We are registering these shares by filing a registration statement with the Securities and Exchange Commission using a "Shelf" registration process. This process allows the Selling Stockholders to sell their common stock over a period of time in varying amounts as described under "Plan of Distribution" on page 31 of this Prospectus.

        We will receive no proceeds from the conversion of the promissory notes or the sale of any of our common stock by the Selling Stockholders. We will receive the proceeds from the Selling Stockholders' exercise of warrants. However, the Selling Stockholders are under no obligation to exercise the warrants.

        Our shares are quoted on the OTC Bulletin Board under the symbol "MDTV."

INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is May 3, 2002

        Except as otherwise required by the context, all references in this prospectus to "we," "us, "our," or "Company" refer to the consolidated operations of MDU Communications International, Inc., a Delaware corporation, and its wholly owned subsidiaries, MDU Communications Inc., a Canadian corporation, and MDU Communications (USA) Inc., a Washington corporation.

PROSPECTUS SUMMARY

        This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the section entitled "Risk Factors," and our Consolidated Financial Statements and the related Notes to those statements included in this prospectus. This prospectus contains certain forward-looking statements. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in this prospectus. See "Cautionary Note Regarding Forward-Looking Statements."

Our Business

        We provide state-of-the art digital satellite television services and high-speed Internet solutions to residents of multi-dwelling unit properties ("MDUs") in the United States. MDUs include apartment buildings, condominiums, gated communities, universities, nursing homes, hospitals, hotels, motels, and other properties having multiple units located within a defined area. We provide our services under access agreements with MDU property owners. Many of these agreements give us the exclusive right to provide digital satellite television services and high-speed Internet services to the residents of the MDU properties.

        We earn our revenue through the sale of digital satellite television programming and high-speed Internet services to residents of MDUs. We negotiate long-term access agreements with the owners and managers of MDU properties allowing us the right to provide digital satellite television and high-speed Internet services, and potentially other services, to their residents. Under our agreement with programming provider, DIRECTV, Inc., a U.S. provider of satellite television programming ("DIRECTV"), we receive new subscriber activation subsidies in addition to a percentage of the fees charged to the subscriber each month and a per subscriber monthly digital access fee. We also offer installation services to building owners and managers for the construction of wiring and installation of equipment to allow telecommunications services, including the sale of related equipment. In our private cable systems, our revenues result from the difference between the wholesale price charged to us by program providers and the price we charge for the programming package. From subscribers to our Internet service, we earn a monthly Internet access service fee.

        We began providing our digital satellite television services in Canada in November, 1998. In early 2001, we made a fundamental re-assessment of our business plan. We changed our corporate focus and business strategy from serving the entire North American MDU market, to several key U.S. markets, beginning with the Northeast United States. As of April 1, 2002, we had 7,741 subscribers in 165 properties throughout the United States. In July of 2000, we began offering high-speed (broadband) Internet access services. As of April 1, 2002 we had approximately 675 subscribers to our Internet service.

The MDU Market

        The United States MDU marketplace represents a large niche market of potential telecommunications customers. There are over 26 million MDU television households in the United States out of a total of approximately 100 million television households. Our short-term goal is to become a significant provider of bundled MDU products and services to the Northeast United States MDU marketplace.

        Historically, the MDU market has been served almost exclusively by local cable television operators. Generally, these providers used analog technology and MDU residents could not access digital or competitive services. Many cable companies have begun the process of upgrading to a digital signal; however, this transition will require significant capital outlays and time to complete.

        We believe that today's MDU market offers us a very good business opportunity because:

  •
  Advances in communications and information technology have created a demand for new state-of-the-art services, such as digital satellite television.

  •
  Regulatory changes in the United States authorizing the provision of digital satellite television and local channel services have given television viewers the opportunity to choose the provider of their television programming based on quality of signal, cost and variety of programming.

  •
  Our marketing program focuses on the choice and the benefits of satellite television programming over cable programming.

  •
  A number of MDUs are under-served by either cable television providers or the digital satellite television private cable providers. In addition, the market has only been enhanced by the recent pull back by many competitors, leaving the residential MDU community with very little choice among alternative service providers.

  •
  To date, DIRECTV and other digital satellite television program providers have focused on the single family residence market because of the lower cost of deployment and fewer technical difficulties than those incurred in MDU properties and are now preparing to capitalize on the MDU market.

The Industry

        The home entertainment and video programming industry is competitive and we expect competition to intensify in the future. We face our most significant competition from hard-wire cable operators. In addition our competition includes other direct-to-home ("DTH") providers, direct-to-home private satellite service (including SMATV systems), wireless cable systems and broadcast television. There are other minor competitors in the field, such as Internet video providers, home video sales and rentals, and even local telephone companies.

        Technological advances are rapidly occurring that permit all of these various system providers to increase both:

  •
  quantity of service (i.e., an increased number of digital channels using the same amount of bandwidth or spectrum space), and

  •
  types of offering (i.e., interactive services).

In addition, operators and distributors are developing and deploying advanced technologies, especially digital compression, in order to deliver additional video options and other services, such as Internet access and telephony to their customers.

Corporate History

        Our Canadian operating company, MDU Communications Inc. ("MDU Canada"), was incorporated in March 1998. In November 1998, MDU Canada's shareholders sold all of their MDU Canada stock to Alpha Beta Holdings, Ltd., an inactive U.S. public reporting company, in exchange for Alpha Beta stock, and renamed it "MDU Communications International, Inc." Alpha Beta was incorporated in Colorado in July 1995, but never conducted any significant business activities and was essentially inactive in November 1998. In April 1999, we reincorporated MDU Communications International, Inc. in Delaware. In March 2000, we formed MDU Communications (USA) Inc., a Washington corporation ("MDU USA") to conduct business in the U.S. We now operate as a holding company with MDU Canada and MDU USA as our wholly owned subsidiaries.

        In early 2001, we made a fundamental re-assessment of our business plan. We changed our corporate focus and business strategy from serving the entire North American MDU market, to several key U.S. markets, beginning with the Northeast United States. To further this change in corporate focus, on January 31, 2001 and April 27, 2001, we respectively completed a two-stage agreement with Star Choice Television Network, Inc. ("Star Choice"), one of our Canadian partners, for the sale of certain satellite television assets for a total adjusted selling price of approximately $7.0 million. As a result, by May 30, 2001, we relocated our operations and certain key employees to our greater New York area office in Totowa, New Jersey.

        Our common stock trades under the symbol "MDTV" on the OTC Bulletin Board.

Principal Executive Offices

        Our principal executive offices are located at 60-D Commerce Way, Totowa, New Jersey 07512 and our telephone number is (973) 237-9499. Our website is located at www.mduc.com.

The Offering

Common Stock Offered by the Selling Stockholders:	8,459,067
Common Stock Outstanding Before this Offering:	18,105,925
Common Stock to be Outstanding after this Offering:	26,562,992
Use of Proceeds from Conversion of Convertible Promissory Notes and Sale of Common Stock:	We will not receive any proceeds from conversion of the Convertible Promissory Notes or the sale of the shares of our Common Stock offered by the Selling Stockholders.
Use of Proceeds from Exercise of Warrants:
We will receive the exercise price of any warrants that are exercised by the Selling Stockholders. We intend to use any proceeds from exercise of warrants for working capital and general corporate purposes.
NASD OTC Bulletin Board Symbol:	MDTV

Risk Factors

        Potential investors should carefully consider the risk factors set forth under the caption "Risk Factors" beginning on Page 7 and the other information included in this prospectus prior to purchasing our common stock. An investment in our common stock involves a high degree of risk. We have a limited operating history and have experienced losses and negative operating cash flow since inception. Our operations are dependent on the viability of our unproven business model, our relationships with strategic partners and key vendors, and the availability of additional capital. See "Risk Factors" for a description of these and other risks.

Summary Financial Data

        The following summary financial information was derived from our historical consolidated financial statements. You should read this information in conjunction with the Consolidated Financial Statements and the related Notes, and the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained elsewhere in this prospectus.

	Year Ended September 30,		Three Months Ended December 31,
	2001	2000	2001	2000
Consolidated Statement of Operations Data:
Revenues	$1,117,607	$947,869	$630,349	$352,283
Gross profit	759,350	451,776	347,736	226,780
Operating expenses	4,518,148	4,207,576	823,809	1,750,714
Gain on sale of net assets	2,401,695	—	—	—
Interest expense	118,734	2,938,015	39,099	—
Net loss	(2,426,455)	(8,040,790)	(503,569)	(1,509,511)
Net loss attributable to common stockholders	(2,426,455)	(16,009,373)	(503,569)	(1,509,399)
Basic and diluted loss per share	(0.14)	(1.30)	(0.03)	(0.09)
Weighted average common shares outstanding	17,580,952	12,341,669	18,046,320	17,194,870
	September 30, 2001	December 31, 2001
Consolidated Balance Sheet Data:
Total assets	$4,978,031	$5,063,891
Total liabilities	694,485	1,245,305
Total stockholders equity	4,283,546	3,818,586

RISK FACTORS

        You should carefully consider the following risk factors in addition to the other information set forth in this prospectus before you decide to buy our common stock. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock.

We May Be Unable To Meet Our Future Capital Requirements.

        We may require additional capital to finance our continued expansion. Our existing capital and funds from operations may not be sufficient to meet our anticipated cash needs during the fiscal year ending September 30, 2002. Because of the uncertainties in raising additional capital, there can be no assurance that we will be able to obtain the necessary capital to finance our operations and growth. Insufficient capital will require us to delay and scale back or eliminate our proposed development activities and could impair our ability to continue as a going concern.

We Have Incurred Losses Since Inception And May Incur Future Losses.

        To date, we have had limited revenues and have not shown a profit in our operations. Through the three months ended December 31, 2001, we have incurred net losses of $12,721,552. We do not expect to have profitable operations until sometime in fiscal year 2002 or later, and we cannot assure that we will ever achieve or attain profitability. If we cannot achieve operating profitability or positive cash flows, we may not be able to meet our working capital requirements, which could have a material adverse effect on our business.

We Have A Limited Operating History.

        We commenced operations in August 1998. Accordingly, we have a limited operating history and our business strategy may not be successful. Our failure to implement our business strategy or an unsuccessful business strategy could materially adversely affect our business, financial condition and operating losses.

We Depend Upon Our Relationship With DIRECTV.

        In May 2000, we entered into a five-year system operator agreement with DIRECTV to install and maintain distribution systems in MDU properties. Under our agreement with DIRECTV, we may not maintain MDU distribution systems or market direct-to-home satellite broadcast services for others. Consequently, we are totally dependent upon DIRECTV for set-top programming. During the fiscal year ended September 30, 2001, revenues from DIRECTV were 10% of our total revenues. DIRECTV is not required to use us on an exclusive basis for marketing its programming to MDUs. Also, adverse events at DIRECTV beyond our control could adversely affect us.

We Face Competition.

        We face competition from others who are competing for a share of the MDU subscriber base, including other satellite companies, other DIRECTV system operators, cable companies, and off-air broadcasters. Also, DIRECTV itself could corporately focus on MDUs. Other companies with substantially greater assets and operating histories could enter this market. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and devote greater resources to develop, promote and sell their products or services. In addition, increased competition could result in reduced subscriber fees, reduced margins and loss of market share, any of which could harm our business.

We Need To Manage Our Growth.

        We have experienced growth, but to manage potential future growth effectively, we must improve our operational, financial and management information systems and must hire, train, motivate and manage our employees and commissioned salespersons. Our future success will also depend on the ability to increase our customer base and to attract and retain qualified technical, sales, marketing and management personnel, for whom competition is intense. We may not be able to manage effectively such growth. Failure to do so could have a material adverse effect on our business, financial condition and results of operations.

We Depend On Key Personnel To Maintain Our Success.

        Our success depends substantially on the continued services of our executive officers and key employees, in particular Sheldon B. Nelson, Dean H. Taylor and Patrick Cunningham. The loss of the services of any of our key executive officers or key employees could harm our business. None of our key executive officers or key employees currently has a contract that guarantees their continued employment by us. There can be no assurance that any of these persons will remain employed by us or that these persons will not participate in businesses that compete with us in the future.

We May Issue Preferred Stock.

        Our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any vote or action by our common stockholders. The rights of the holders of the common stock will be subject to, and could be materially adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with corporate purposes, could have the effect of delaying, deferring or preventing a change in control, discouraging tender offers for the common stock, and materially adversely affecting the voting rights and market price of the common stock.

Issuance Of Shares Of Common Stock In The Future.

        Our certificate of incorporation authorizes the issuance of 50,000,000 shares of common stock. The future issuance of all or part of the remaining authorized common stock may result in substantial dilution in the percentage of our common stock held by our existing stockholders. Also, any stock we sell in the future may be valued on an arbitrary basis by us and the issuance of shares of common stock for future services, acquisitions or other corporate actions may have the effect of diluting the value of the shares held by existing shareholders.

Technological Change.

        The market for digital satellite television and high-speed Internet products and services is characterized by rapid change, evolving industry standards and frequent introductions of new technological developments. These new standards and developments could make our existing or future products or services obsolete. Our effort to keep pace with the introduction of new standards and technological developments could result in additional costs or the effort could prove difficult or impossible. The failure to keep pace with these changes and to continue to enhance and improve the responsiveness, functionality and features of our services could harm our ability to attract and retain users.

System Disruptions.

        Our ability to attract and retain subscribers depends on the performance, reliability and availability of our services and infrastructure. We may experience periodic service interruptions caused by temporary problems in our own systems or in the systems of third parties upon whom we rely to provide service or support. Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems and interrupt our services. Service disruptions could adversely affect our revenue and, if they were prolonged, would seriously harm our business and reputation. We do not carry business interruption insurance to compensate for losses that may occur as a result of these interruptions. Any of these problems could adversely affect our business.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about us, including among other things:

  •
  General economic and business conditions, both nationally and in our markets;

  •
  Our expectations and estimates concerning future financial performance, financing plans and the impact of competition;

  •
  Anticipated trends and competition in our business;

  •
  Existing and future regulations affecting our business;

  •
  Adequacy of available cash resources;

  •
  Other risk factors set forth under "Risk Factors" in this prospectus.

        In addition, in this prospectus, the words "believe", "may", "will", "estimate", "continue", "anticipate", "intend", "expect" and similar expressions, as they relate to our business or our management, are intended to identify forward-looking statements.

        Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

USE OF PROCEEDS

        The $1.25 million in cash raised through the series of privately offered convertible security instruments, all disclosed under the heading "Selling Stockholders" on page 30, are for the purchase, integration, maintenance and growth of a portfolio of subscribers and properties being acquired by the Company from Verizon Media Ventures and Verizon Entertainment Services ("Verizon"). The assets may consist of approximately 3,500 digital satellite video subscribers, and the equipment and systems to service these subscribers, in 73 MDU properties located mainly in the Northeast U.S. The Company and Verizon entered into discussion to purchase these assets in December of 2001 and executed the asset purchase agreement in February of 2002. Individual closings and transfers of properties will take place over an approximate 90-day period. The first two closings have taken place (as of May 3, 2002), which represents $436,890 of the purchase price. The final closing will take place on or about June 1, 2002. Although the final purchase price is not yet known, it will be based on the number of properties and subscribers finally closed and transferred to the Company. The final purchase price may reach somewhere between $700,000 and $850,000. Currently, the acquisition is not financially material to the Company. However, depending on the final closing on or about June 1, 2002, the acquisition may become financially and statistically significant under Securities and Exchange Commission regulations, at which time the Company will comply with all reporting obligations. The remainder of the funds raised, after the acquisition price, will be used for expansion of the call center to handle increased volumes, integration of the subscribers into the Company's infrastructure, maintenance of the network systems and a specific marketing campaign targeted to these properties.

        We will not receive any proceeds upon conversion of the convertible promissory notes or upon the sale of the shares by the Selling Stockholders.

        We will receive the exercise price of the warrants that are exercised by the Selling Stockholders. Assuming exercise of all the Selling Stockholders' warrants, the gross proceeds to us would be approximately $1,788,000. We intend to use any proceeds from exercise of the warrants for working capital and general corporate purposes.

PRICE RANGE OF COMMON STOCK

        Our common stock is not traded on a national securities exchange or the Nasdaq Stock Market. It has been quoted on the OTC Bulletin Board under the symbol "MDTV" since December 2, 1998. The range of the high and low bid quotations on the on the OTC Bulletin Board during each fiscal quarter as reported by Bloomberg, L.P., is as follows:

	High	Low
	Fiscal Year 2002
Quarter Ended
March 31, 2002	$0.77	$0.33
December 31, 2001	0.50	0.25
Quarter Ended	Fiscal Year 2001
September 30, 2001	$0.48	$0.26
June 30, 2001	0.74	0.37
March 31, 2001	0.71	0.23
December 31, 2000	1.50	0.25
Quarter Ended	Fiscal Year 2000
September 30, 2000	$2.50	$0.81
June 30, 2000	6.75	1.53
March 31, 2000	9.00	2.13
December 31, 1999	1.88	0.31
Quarter Ended	Fiscal Year 1999
September 30, 1999	$1.72	$0.63
June 30, 1999	2.38	1.06
March 31, 1999	2.69	1.44
December 31, 1998	1.56	1.31

        These quotations are in U.S. Dollars and reflect the inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

        As of April 18, 2002 there were approximately 65 holders of record of our common stock.

"PENNY STOCK" RULES

        The Company's common stock is a "penny stock" which is subject to Rule15g-9 under the Securities Exchange Act of 1934. It is considered penny stock because it is not listed on a national exchange or NASDAQ, its bid price is below $5.00 per share, has net tangible assets of less than $5,000,000, and average annual revenue has not exceeded $6,000,000 in the past three years.

        As a result, broker-dealers must comply with additional sales practices requirements. Broker-dealers must determine that the investment is suitable for the buyer and receive the buyer's written agreement to the transaction before they can sell the Company's common stock to buyers who are not the broker-dealer's established customers or institutional accredited investors. In addition, broker-dealers must deliver to the buyer before the transaction a disclosure schedule which explains the penny stock market and its risks, discloses the commissions to be paid to the broker-dealer, discloses the stock's bid and offer quotations, and discloses if the broker-dealer is the sole market maker in the stock.

DIVIDEND POLICY

        We have not paid any cash dividends and we do not anticipate that we will pay cash dividends on our common stock in the foreseeable future. Payment of cash dividends is within the discretion of our Board of Directors and will depend, among other factors, upon our earnings, financial condition and capital requirements.

MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Note Regarding Forward-Looking Statements

        The statements contained in this Management's Discussion and Analysis that are not historical in nature are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. In some cases, you can identify forward-looking statements by our use of words such as "may," "will," "should," "could," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential" or "continue" or the negative or other variations of these words, or other comparable words or phrases. Factors that could cause or contribute to such differences include, but are not limited to, the fact that we are a start-up company, we may need to raise additional funds to meet business plan projections, we are dependent on our program providers for satellite signals and programming, our ability to successfully expand our sales force and marketing programs, changes in our, our suppliers' or our competitors' pricing policies, the risks that competition, technological change or evolving customer preferences could adversely affect the sale of our products, unexpected changes in regulatory requirements and other factors identified from time to time in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to our Annual Report on Form 10-KSB filed on or about December 24, 2001.

        Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements or other future events. Moreover, neither we nor anyone else assumes responsibility for the accuracy and completeness of forward-looking statements. We are under no duty to update any of our forward-looking statements after the date of this report. You should not place undue reliance on forward-looking statements.

Overview

        In this discussion, the words "MDU Communications," "the Company," "we," "our," and "us" refer to MDU Communications International, Inc. together with its subsidiaries, where appropriate.

        MDU Communications International, Inc. concentrates exclusively on delivering state-of-the-art digital satellite television and high-speed Internet solutions principally to the United States multi-dwelling unit (MDU) residential market—estimated to include 26 million residences. We seek to differentiate ourselves from other service providers through a unique strategy of balancing the information and communication needs of today's MDU residents with the technology concerns of property managers and owners and providing the best overall service to both. To accomplish this objective, we have partnered with such groups as DIRECTV, Inc. and Cisco Systems, Inc. and have been working with large property owners, managers and real estate investments trusts (REITs) such as AvalonBay Communities, Inc., Trammell Crow Residential, Roseland Property Company, KSI Services, Inc., The Related Companies, L.P., as well as many others, to understand and meet the technology needs of these groups in what has become a swiftly changing and challenging market.

        The Company earns its revenue through the sale of digital satellite television programming and high-speed Internet packages to residents of MDUs. We negotiate long-term access agreements with the owners and managers of MDU properties allowing us the right to provide digital satellite television and high-speed Internet services, and potentially other services, to their residents. Under agreements with our digital satellite programming providers, such as DIRECTV, we earn an upfront subsidy for each customer activation, a percentage of the programming fees charged to the subscriber each month, a per subscriber monthly digital access fee for access to the property network system and occasionally other installation and service related fees. From subscribers to our Internet service we earn a monthly Internet service fee for various levels of Internet service provided.

        In early 2001, the Company made a fundamental re-assessment of its business plan and determined that economically, the most profitable markets lay not in the Canadian market, but in densely populated areas of the United States. An assessment of the competitive climate also confirmed that many of the large U.S. MDU geographic markets were vastly underserved. The Company then made a decision to quickly change its corporate focus and business strategy from the entire North American MDU market, to several key U.S. markets, beginning with the Northeast. To further our change in corporate focus, we completed an agreement with Star Choice Television Network, Inc., one of our Canadian partners, for the sale of our Canadian satellite television subscribers and associated property access agreements for an adjusted selling price of approximately $7.0 million. As a result of the sale, by June 2001, the Company had closed its seven regional Canadian offices and transitioned all operations and key employees to its Greater New York Area office to service the most significant cluster of eight million MDUs in the United States.

        To further this U.S. presence, the Company acquired New England-based Digital Solutions, LLC, giving it an immediate presence in the New England area with over 3,100 new subscribers and 700 subscribers-in-progress. The acquisition also gave the Company an important joint venture relationship with AvalonBay Communities, Inc. We also identified Texas as a profit center and completed an acquisition of DigiSat TV, a sole proprietorship in Houston, Texas, giving the Company 265 new subscribers and over 3,000 suites passed by wire.

        First fiscal quarter 2002 was the first quarter in which operations were fully transitioned to the Greater New York Area office and previous acquisitions were fully integrated. This allowed us to concentrate on developing our property owner and manager relationships. Such concentration allowed us to significantly advance our strategy for U.S. expansion and business leadership in the MDU market by solidifying relationships with several large property owners such as AvalonBay Communities, Inc., Roseland Property Company, Trammell Crow Residential, KSI Services, Inc., The Related Companies, LP and Millennium Partners, who work with The Ritz-Carlton.

        During the second fiscal quarter of 2002 we signed an agreement with Verizon Media Ventures and Verizon Entertainment Services to acquire the Northeast portfolio of Verizon's multi-dwelling unit video business. This acquisition includes 73 properties representing over 13,000 units fully wired with over 3,500 subscribers and takes us one step closer to our goal of becoming the leading provider of DIRECTV and other information and communication services to the Northeast MDU marketplace. The first of three groups of Verizon properties were recently transferred to MDU and integrated into our customer service center.

        The Company's subscriber growth during the most recent quarters has been steady. As of September 30, 2001 we had 6,067 subscribers to our services in 151 properties; as of December 31, 2001 the Company had a total of 6,883 subscribers to its services in 163 properties; and at quarter's end, March 31, 2002, the Company had a total of 7,741 subscribers to our services in 165 different properties.

        During the second fiscal quarter, the Company signed a project financing agreement, a renewable and revolving debt facility, that serves to bridge the time gap that occurs between the initial outlay of construction costs on select backlogged properties and the time the Company receives its upfront subsidy from DIRECTV and begins to receive customer revenue streams. This will greatly assist the Company in its financial flexibility to deploy, at a more rapid pace, installation of both DIRECTV and high-speed Internet systems.

        Although we are fiscally conservative as to when and where we offer our high-speed Internet service, the demand for our service is on the increase. To assist with our Internet growth, one of our partners, Cisco Systems, has extended us a generous line of credit to purchase Internet related equipment. In addition, we continue to explore new products and key strategic relationships that would enable us economically increase our high-speed deployment.

        Our products and services are currently in high demand. DIRECTV, our U.S. partner, has grown at consistently high levels, as has the satellite industry as a whole. Industry analysts have quantified that consumers are in record numbers turning to satellite as their choice for home entertainment over standard franchised cable and are more satisfied with the satellite product and service over their cable-subscribing counterparts. Demand for private (satellite-based) video systems, tailored to the demographics of a specific MDU, are also on the rise as an alternative to franchised cable.

        Although we have incurred operating losses since our inception, since focusing on operations in the most profitable U.S. markets, we expect to generate positive Earnings Before Interest, Depreciation, Taxes and Amortization (EBIDTA) during fiscal 2002. Although the Company believes that it can reach profitability with existing financial resources, to aggressively reach its business plan goals, the ability to fund all of our operating expenses and working capital needs may be dependent upon our ability to raise additional financing through public and private placements of both equity and debt securities, in addition to revenues from operations. Due to financial market conditions, the Company may or may not be successful in raising additional funds.

Results of Operations

For the Three Months Ended December 31, 2001 Compared to Three Months Ended December 31, 2000

        Revenue.    Our revenue for the three months ended December 31, 2001 increased 79% to $630,349 compared to revenues of $352,283 for the three months ended December 31, 2000. The revenue increase results from continued internal growth, contributions from properties acquired and from higher revenues from system and customer installations. Installation revenues comprised 58% of total revenues for the three months ended December 31, 2001 compared to 4% for the three months ended December 31, 2000.

        Direct Costs.    Direct costs are comprised of private cable programming costs, monthly recurring Internet T-1 line connections and costs relating directly to installation services. Direct costs increased to $282,736 for the period ended December 31, 2001, as compared to $125,503 for the period ended December 31, 2000, as a result primarily of an increase in business activity and revenue, especially as it relates to our installation services.

        Sales Expenses.    Sales expenses declined by $339,449 to only $80,163 for the three months ended December 31, 2001 from $419,612 in the three months ended December 31, 2000. The decline in sales expenses primarily reflects the results of departing from the direct marketing strategy of the previous year and the concentrated focus on the Northeastern U.S. as opposed to our seven Canadian markets.

        Customer Service Expenses.    Customer Service expenses declined to $67,454 for the three months ended December 31, 2001 from $301,176 in the three months ended December 31, 2000. This decrease of $233,722 is primarily the result of the consolidation of two call centers into one as well as other cost saving measures achieved by the consolidation of customer service departments to the Northeastern U.S.

        General and Administrative Expenses.    G&A expenses declined 41% to $504,492 for the three months ended December 31, 2001 from $854,755 in the three months ended December 31, 2000. This decrease of $350,263 is primarily the result of consolidation of offices, reductions of staff and other cost saving measures.

        Net Loss.    We report a net loss of $503,569 for the three months ended December 31, 2001, compared to a net loss of $1,509,511 for the three months ended December 31, 2000. The decrease in net loss is primarily due to the concentration of operations in the Northeastern U.S. and divestiture of our seven Canadian offices as well as a commensurate reduction in staff from 113 to 24.

For the Years Ended September 30, 2001 and 2000

        Change in Reporting and Functional Currency.    Effective September 30, 2001, the Company adopted the U.S. Dollar as its functional and reporting currency since a majority of the Company's revenues, expenses, assets and liabilities are in the United States and the increasing focus of the Company's operations are in that country. Previously the Company's functional and reporting currency was Canadian Dollars. Comparative financial statements were restated as if the U.S. Dollar had been the reporting currency in prior years.

        Sale of Canadian Subscribers.    On January 31, 2001 the Company completed an agreement with Star Choice Television Network, Inc., a subsidiary of Star Choice Communications Inc., for Star Choice to purchase certain satellite television assets for a purchase price of $3,681,100. Under the agreement, Star Choice also received the telecommunications equipment required to service the related subscribers. This equipment had an original cost of $3,348,300 and a net book value of $2,784,744 at January 31, 2001. Net intangible assets carried at $59,672 at January 31, 2001 related to sold subscribers and accordingly, were written off. The transaction resulted in a gain of $836,984 which was reduced by cumulative foreign exchange losses relating to these assets.

        On April 27, 2001 the Company completed a second agreement with Star Choice Television Network, Inc. for Star Choice to purchase certain satellite television assets for a purchase price of $3,276,227. Under the agreement, Star Choice also received the telecommunications equipment required to service the related subscribers. This equipment had an original cost of $1,431,732 and a net book value of $1,236,500 at April 27, 2001. The transaction resulted in a gain of $2,039,727which was reduced by cumulative foreign exchange losses relating to these assets.

        Net Loss.    The Company reported a net loss of $2,426,455 for the year ended September 30, 2001 compared to a net loss of $8,040,790 for the year ended September 30, 2000. The reduction in the net loss is due to three main reasons: the gain on sale of the Canadian subscribers of $2,401,695; the higher general and administrative costs for wages, relocation and travel, and; lower non-cash charges (described below) of $195,302 in the year ended September 30, 2001 compared to $4,051,505 for the year ended Sept. 30, 2000.

        Revenues.    Our revenue for the year ended September 30, 2001 of $1,117,607 increased by $169,738 over the year ended September 30, 2000. Revenue from United States operations increased to 51% of total revenue from 1% in the prior year and will represent substantially all of our revenue in the future. Revenues from Western and Eastern Canadian subscribers ceased in February and May 2001 respectively due to the sale to Star Choice.

        Sales of installation services represented 21% of total revenue compared to nil in the prior fiscal year. Installation services consist of offerings to building owners and managers for the construction of satellite and Internet systems and may include associated wiring, labor and equipment.

        Direct Costs.    Direct cost of sales decreased to $358,257 in the year ended September 30, 2001 compared to $496,093 in the year ended September 30, 2000. This 28% decline is due to a larger mix of direct to home satellite subscribers where the net revenue is recorded with no cost of sales. In the year ended September 30, 2000, there was a higher mix of SMATV subscribers under which revenue as recorded on a gross basis with the relevant cost of sales also shown.

        In the year ended September 30, 2001, the costs of sales relating to sales of installation services was 28% of total cost of sales compared to nil in the prior fiscal year.

        Sales Expenses.    Sales expenses consist mainly of salaries, commissions, marketing materials, trade shows, advertising and promotion. Sales expenses declined to $837,947 from $1,468,753 in the years ended September 30, 2001 and 2000 respectively. This 43% decline in sales expenses was mainly due to the discontinuation of direct marketing as a sales strategy.

        General and Administrative Expenses (G&A).    General and administrative expenses increased 7% to $4,518,148 for the year ended September 30, 2001 from $4,207,576 for the year ended September 30, 2000. Stock option compensation and non-cash charges (excluding amortization) of $127,821 and $1,070,456 are included in General and Administrative expenses in the years ended September 30, 2001, and 2000 respectively. The balance of G&A expenses of $4,390,327 and $3,137,120 for the years ended September 30, 2001, and 2000 respectively, is mainly comprised of the following:

	Year ended September 30, 2001	% of G&A	Year ended September 30, 2000	% of G&A
Wages	1,818,440	41%	1,040,697	33%
Professional Fees	277,985	6%	518,774	17%
Amortization	549,194	13%	496,524	16%
Office	460,684	10%	397,819	13%
Travel	316,196	7%	220,069	7%

The dollar increase in general and administrative expenses relate to higher wages, consulting, occupancy, office and travel expenses as well as the $288,551 in transition and relocation expenses in the relocation of our business to the United States.

        Stock Option Compensation Charges.    We account for our stock based employee compensation plans under APB No. 25 whereby compensation cost is recorded for the excess, if any, of the quoted market price of the common stock over the exercise price at the date of the grant for all employee and director common stock options issued. Stock options issued to third party consultants and others are accounted for under Statement of Financial Accounting Standard No. 123 "Accounting for Stock-Based Compensation" whereby compensation charges are recorded based on the fair value of the options granted. For the year ended September 30, 2001, we recorded $135,302 in stock option compensation costs. Consultants were granted, or had terms extended for 538,693 options to purchase common shares with $127,821 in fair value. Fair value of $7,481 for 25,000 options under the supplier plan to be granted after September 30, 2001 was accrued in selling expense.

        For the year ended September 30, 2000, $1,125,578 was recorded as the fair value for non-cash stock option compensation and consulting charges. In the year, we granted 90,276 options to officers and employees at an exercise price of $1.00 as a performance incentive, resulting in compensation cost of $351,865. In addition, we granted 170,000 options to consultants at an exercise price of $5.00, being the market value at date of grant, and recorded the fair value of these options, in the amount of $718,591, as consulting expense. Further, stock option compensation charges in the amount of $55,121 were recorded as sales expense based on the fair value of stock options issued or issuable to a supplier at September 30, 2000.

        In October of 2000, the Board of Directors accepted the recommendation of its compensation committee to re-price, at $2.00 per share, the exercise price of all options previously granted at $5.00 per share under the 2000 Incentive Stock Option Plan. On March 9, 2001, the Board of Directors approved the re-pricing, at $0.60 per share, of all options previously granted to employees at $2.00 per share under the 2000 Incentive Stock Option Plan. On April 11, 2001, the Board of Directors of the Company approved the re-pricing, at $0.60 per share, of all options previously granted to directors at $2.50 per share under the 2000 Incentive Stock Option Plan. As a result, the Company adopted variable-plan accounting and therefore increases in the share price are recorded as compensation expense in the period the increase occurs. There was no impact on the results of operations for the year ended September 30, 2001 due to the decline in the market price of the Company's stock in 2001. Changes in the market price of the Company's stock in future periods may impact future operating results.

        Other Non-Cash Charges.    Included in the year ended September 30, 2001 is non-cash interest expense of $60,000 related to a beneficial conversion right on convertible debt.

Liquidity and Capital Resources

For the Years Ended September 30, 2001 and 2000

        Cash Position.    At September 30, 2001, we had cash and cash equivalents of $785,452 compared to $2,147,244 at September 30, 2000. In summary, the decrease in our cash position is due to the net loss, the acquisition of Digital Solutions LLC, offset by proceeds from the sale of assets.

        Operating Activities.    Net cash of $4,329,173 and $4,173,820 was used in operating activities during the years ended September 30, 2001 and 2000, respectively. The primary use of cash in operations was from our net loss of $2,426,455 which includes the gain on sale of assets of $2,401,695, partially offset by $744,496 of non-cash charges, represented by $549,194 in amortization and $195,302 in stock option compensation charges and non-cash interest expense. In fiscal 2000 the primary use of cash in operations was from our net loss of $8,040,790, which was partially offset by $4,548,029 in non-cash charges. Changes in operating assets and liabilities used $225,050 in 2001 compared to $681,059 in 2000.

        Investing Activities.    Net cash of $2,898,158 was generated in investing activities during the year ended September 30, 2001 compared to $1,983,745 used in the year ended September 30, 2000. Purchases of property and equipment during the year ended September 30, 2001 of $2,352,213 (2000-$1,983,745) related primarily to the addition of subscribers in our digital satellite business. In the year ended September 30, 2001, we used $1,719,168 in the acquisition of Digital Solutions LLC. We also received proceeds of $6,969,539 relating to the sale of assets in 2001 (nil in 2000).

        Financing Activities. We generated net cash of $69,223 and $8,275,271 from financing activities during the year ended September 30, 2001 and 2000, as follows:

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  In January 2001 net cash of $69,223 was raised from the proceeds of a $150,000 issue of convertible notes and warrants. As part of this transaction, the lender received 600,000 share purchase warrants, each entitling the holder to acquire one common share at an exercise price of $0.60 per share. This debt was repaid in full on April 6, 2001.

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  On February 28, 2000 and March 8, 2000 notes payable and accrued interest valued at $606,781 at September 30, 1999, were converted to 997,736 shares of common stock.

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  On February 15, 2000 a former director and officer exercised 125,000 options at an exercise price of $1.00 for total proceeds of $125,000.

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  On February 3, 2000, pursuant to subscription agreements executed in December 1999 and January 2000, we completed two private placements, one consisting of the issuance of 125,000 shares of common stock at $0.80 per share, for gross proceeds of $100,000, and the other consisting of 699,999 units at $0.75 per unit, for gross proceeds of $525,000. Each unit consisted of one share of common stock and a two-year warrant to purchase one share of common stock at $1.00 per share. The net cash proceeds to us of these two private placements were US$625,000.

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  On January 28, 2000, we raised $7,725,000 (net of agency fees) through a private placement of our Series A convertible preferred stock. In connection with the offering of Series A convertible preferred stock, we entered into an agency agreement with Haywood Securities Inc. Under that agreement, Haywood Securities Inc. agreed to provide services in connection with the issuance and sale of the Series A convertible preferred stock and the qualification of the common stock issuable upon conversion, including assisting in obtaining requisite regulatory approvals. In consideration of these services, Haywood Securities Inc. received, a commission of $618,000, paid by issuance of 247,200 Series A convertible preferred stock, a corporate finance fee of $750,000, paid by issuance of 300,000 shares of the Series A convertible preferred stock, and a warrant to acquire an underlying warrant which is in turn exercisable into up to 309,000 shares of common stock for a period of one year at a price of $2.50 per share.

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  On November 23, 1999, we completed a private placement consisting of 1,482,750 units at $0.40 per unit, for gross proceeds of $593,100. Each unit was comprised of one share of common stock and a two-year warrant to purchase one share of common stock for $0.75 per share.

        Working Capital.    As at September 30, 2001, we had working capital of $748,380 (2000—$1,877,948). Our projected operating losses and capital costs to add new subscribers and grow our business may require us to obtain further financing through private placements of equity or convertible securities.

        Market Risk.    We are exposed to market risk related to changes in interest and foreign exchange rates, each of which could adversely affect the value of our current assets and liabilities. We have not entered into any forward currency contracts or other financial derivatives to hedge foreign exchange risk, hence, we are subject to such risk from foreign currency transactions and translation gains and losses. The risk, which related to fluctuations in exchange rates between the Canadian and U.S. dollar, was substantially reduced on the redomiciling of the Company to the United States. As substantially all of our cash is now denominated in U.S. dollars, a sudden or significant change in foreign exchange rates would not have a material effect on our future cash flows.

        We do not currently have an interest-bearing investment portfolio or liabilities subject to variable interest rates. As a result, any change in the prime interest rate would not have a material impact on our future operating results or cash flows based on the terms of existing liabilities. With our current capital structure, the Company is not subject to material interest rate risk.

        Capital Commitments and Contingencies.    We have access agreements with the owners of multiple dwelling unit properties to supply our television viewing systems and services to the residents of those properties. However, we have no obligation to build out those properties and no penalties will accrue if we elect not to do so.

Three Months Ended December 31, 2001

        Cash Position.    At December 31, 2001, we had cash and cash equivalents of $201,627 compared to $785,452 at September 30, 2001. The decrease in our cash position was due to the use of cash in operations and expenditure of capital mainly for building system assets.

        Operating Activities.    Net cash of $428,384 was used in operating activities during the three months ended December 31, 2001. The primary operating use of cash was from our net loss of $503,569, partially offset by $171,700 in depreciation and amortization. In addition, we recorded $396,092 as a use of cash, from changes in working capital, mainly from an increase of trade accounts receivable of $435,571.

        Investing Activities.    During the three months ended December 31, 2001, we purchased $406,850 of equipment, of which $227,434 was acquired under lease financing from Cisco Systems Capital Corp., a non-cash acquisition. In July 2001, the Company entered into a Master Lease Agreement to Purchase Equipment with Cisco Systems, Inc. ("Cisco"). Under this agreement, the Company will receive preferred pricing and discounts for equipment purchased to support the Company's high-speed Internet services. As part of this agreement, Cisco Systems Capital Corp. has extended lease financing to the Company in order to purchase Internet related equipment with monthly repayment terms over three years from the date that the goods were accepted. The total credit available under the agreement is $500,000, 30% of which can be installation costs capitalized under the lease. As at December 31, 2001, the Company has available $272,566 under the agreement.

        In January 2002, the Company entered into convertible promissory note transactions with two individuals, and received total proceeds of $150,000 to be used as working capital. The convertible promissory notes bear interest at 9% with potential conversion into Company common stock at $0.33 per share.

        Working Capital.    As at December 31, 2001 there was working capital of $474,843 compared to working capital of $748,381 as at September 30, 2001.

        Capital Commitments and Contingencies.    We have access agreements with the owners of multiple dwelling unit properties to supply our digital satellite programming and Internet systems and services to the residents of those properties; however, we have no obligation to build out those properties and no penalties will accrue if we elect not to do so.

        Future Commitments and Contingencies.    We have sufficient cash resources to cover current levels of operating expenses and working capital needs into our third fiscal quarter and potentially beyond. However, this is a capital-intensive business and continued growth is dependant partially on raising significant additional financing. To this extent we have engaged an investment banking firm to assist with financing initiatives. There is no assurance that we will be successful in any of these initiatives.

Recent Events

Acquisitions

        In February of 2002, the Company entered into an asset purchase agreement with Verizon Media Ventures, Inc. and Verizon Entertainment Service Company, units of Verizon Communications. Under the terms of the agreement, the Company will acquire approximately 3,500 digital satellite video subscribers, access agreements and network systems in 73 MDU properties located in eight Northeastern U.S. states. The systems provide residents with DIRECTV digital satellite television programming. The Company will continue to provide DIRECTV services to these subscribers without interruption. Individual closings and transfers of properties will take place over a 90-day period from March through June.

        The majority of these Class A owner-occupied or high-end rental properties are located within the service area of the Company's Greater New York area office. The Company will assume all obligations under the property access agreements and Verizon's 3,500 subscribers will become subscribers of the Company as the properties are transitioned.

Employee Stock Purchase Plan

        On October 23, 2001 the Company established, and the Board of Director's approved, the 2001 Employee Stock Purchase Plan ("Purchase Plan") whereby certain employees (i) whose customary employment is greater than 20 hours per week, (ii) are employed for at least six consecutive months, and (iii) do not own five percent or more of any class of Company stock can participate in the Purchase Plan and invest from one percent to fifty percent of their net pay, through payroll deduction, in Company common stock. In addition, participating employees can invest from one percent to one hundred percent of any Company bonus in Company common stock. Employees are limited to a maximum investment per calendar year of $25,000.

        There are a maximum number of shares of Company common stock reserved under the Purchase Plan of 2,000,000 shares. The purchase price per share under the Purchase Plan is equal to 85% of the fair market value of a share of Company common stock at the beginning of the purchase period or on the exercise date (the last day in a purchase period) whichever is lower. Through March 31, 2002, employees contributed funds through payroll deduction whereby the Company reserved over 400,000 shares through the Purchase Plan for purchase. Funds derived from the employee purchase of Company common stock can be used for general corporate purposes.

Future Capital Requirements

        The net proceeds of the convertible security instruments are sufficient to provide capital to purchase and fund the Verizon acquisition and to provide operating capital to grow this base of subscribers. Upon full integration of the acquisition, the additional revenues should take the Company to "breakeven." However, we may require additional capital in the future to fund (1) deployment of digital satellite services in excess of our expectations during fiscal 2002 and 2003, (2) additional strategic acquisitions of existing subscriber bases or businesses, or (3) complementary services that may prove beneficial to us. We may seek funding from a combination of sources, including additional private or public placements of equity or debt. No assurance can be given that additional funding would be available on terms acceptable to us or at all.

BUSINESS

Overview

        MDU Communications International, Inc. concentrates exclusively on delivering state-of-the-art digital satellite television and high-speed Internet solutions to the United States multi-dwelling unit (MDU) residential market estimated to include 26 million residences. MDUs include apartment buildings, condominiums, gated communities, universities, nursing homes, hospitals, hotels, motels and other properties having multiple units located within a defined area. We seek to differentiate ourselves from other service providers through a unique strategy of balancing the information and communication needs of today's MDU residents with the technology concerns of property managers and owners and providing the best overall service to both. To accomplish this objective, we have partnered with such groups as DIRECTV, Inc. and Cisco Systems, Inc. and have been working with large U.S. property owners and real estate investment trusts (REITs) such as AvalonBay Communities, Trammell Crow Residential, Roseland Property Company, KSI Services, as well as many others, to understand and meet the technology needs of these groups.

        We earn our revenue through the sale of digital satellite television programming and high-speed Internet services to residents of MDUs. We negotiate long-term access agreements with the owners and managers of MDU properties allowing us the right to provide digital satellite television and high-speed Internet services, and potentially other services, to their residents. Under our agreement with our programming provider, DIRECTV, we receive new subscriber activation subsidies in addition to a percentage of the fees charged to the subscriber each month and a per subscriber monthly digital access fee. We also offer installation services to building owners and managers for the construction of wiring and installation of equipment to allow telecommunications services including the sale of related equipment. In our private cable systems, our revenues result from the difference between the wholesale price charged to us by program providers and the price we charge for the programming package. From subscribers to our Internet service, we earn a monthly Internet access service fee.

        We had previously entered into a long-term agreement with Star Choice to establish and maintain distribution systems and sell Star Choice satellite programming packages to the residents of Canadian MDU properties. With the sale of our Canadian subscriber base to Star Choice, the agreement was mutually terminated as of April 30, 2001. In May of 2000 we entered into a similar arrangement with DIRECTV, Inc. ("DIRECTV"), a United States provider of satellite television programming, under which we are now providing our digital set-top services to MDUs in the United States. DIRECTV is the largest satellite broadcaster operating in the United States.

        We began offering high-speed (broadband) Internet access services in July of 2000. In May of 2000, we entered into a non-exclusive Master Purchase Sales Agreement with 3Com Corporation to become part of their preferred Visitor Based Network (VBN) in order to provide broadband Internet products, systems and value added services, through our new high-speed Internet service to MDUs. Upon dissolution of 3Com's VBN division, this agreement was mutually terminated. In July of 2001, we entered into a Master Lease Agreement to Purchase Equipment with Cisco Systems, Inc. ("Cisco"). Under this agreement, we receive preferred pricing and discounts for equipment purchased to support our high-speed Internet services. As part of this agreement, Cisco has extended $500,000 of lease financing to the Company to purchase Internet related equipment and to finance a portion of installation costs.

Our Strengths

        In addition to the high quality of our digital satellite television programming, our high-speed (broadband) Internet solution and the choices that our products offer to MDU residents, we believe that our access agreements, relationships with MDU property owners and our strategic alliances represent significant competitive and business strengths.

Access Agreements

        Our access agreements with the owners of MDU properties generally grant us exclusive rights to provide digital satellite television services, and in some cases television services altogether, for a minimum term of seven to ten years and in many cases a right of first refusal for other new telecommunications services. However, our access agreements generally do not bind us to deploy our service within any particular time during the term or at all. This gives us the flexibility to deploy only in those properties that, after our preliminary market research, we determine meet our profitability criteria. These access agreements are in the name of the Company and provide us with revenue streams either directly from property owners in bulk properties or from individual subscribers in choice or exclusive properties.

Strategic Alliance With DIRECTV

        In May of 2000, we entered into a long-term System Operator Agreement with DIRECTV. Under this agreement we are able to establish and maintain MDU distribution systems in non-rural states of the United States (as identified in the agreement) and act as a commissioned sales agent for the marketing of DIRECTV programming to residents of MDU properties. We only incur costs associated with the implementation of our services and do not pay any of DIRECTV's programming or broadcasting costs.

        Under the DIRECTV agreement, we may not solicit sales or provide equipment for any other direct-to-home digital satellite television service in the United States. Consequently, we are totally dependent on DIRECTV for our digital set-top programming in the United States. We are not, however, prohibited from contracting with other program providers in connection with our private cable services. During the fiscal year ended September 30, 2001, revenues from DIRECTV were approximately 10% of our total revenues. DIRECTV is not required to use us on an exclusive basis and could either contract with others to install distribution systems and market programming in MDUs or undertake such activities directly through retail stores, as it does for single-family television households.

        Our agreement with DIRECTV runs for an initial term of five years, with an automatic extension of the entire agreement to coincide with the termination of our longest running property access agreement. Thereafter, the agreement is renewable at an additional five-year period at the option of both parties. Either party may terminate for the other's breach, bankruptcy or unapproved assignment of the agreement. The terms of the Agreement provide us with an upfront activation fee, a percentage of the monthly programming fees paid to DIRECTV by subscribers and other marketing/incentive payments from time to time.

        Through our strategic relationship with DIRECTV, we expect to capitalize on the significant name recognition that DIRECTV creates and maintains as well as their substantial advertising budget and advertised programming specials. Additionally, we benefit from the large-scale national marketing campaigns that are continuously run by DIRECTV.

Strategic Alliance With Cisco

        In June of 2001, we entered into a non-exclusive Master Purchase Sales Agreement with Cisco to become part of their preferred network in order to provide broadband Internet products, systems and value added services, through our new high-speed Internet service to our MDUs. Cisco selected us to participate in a direct purchasing agreement as a result of our mutual interest in developing closer working relationships with application service providers involved in developing emerging market opportunities. In addition, we recently signed a preferential agreement with Cisco Systems Capital for the purchase of high-speed Internet related equipment and installation, which includes a half million-dollar lease financing line of credit. Our strategic alliance with Cisco also provides significant name recognition of high quality products. We benefit from the large-scale national marketing campaigns that are continuously run by Cisco.

Our Market

        The United States MDU market represents a large niche market of potential telecommunications customers. There are over 26 million MDU television households out of a total of approximately 100 million U.S. television households, with the most densely populated MDU areas in the Northeast. Our short-term goal is to become a significant provider of bundled MDU products and services to the Northeastern U.S. MDU marketplace. Subsequent growth plans include the California and Florida areas.

        Historically, the MDU market has been served by local cable television operators. Generally, these providers used analog technology and MDU residents could not access digital or competitive services. Although many cable companies have begun the process of upgrading to a digital signal, this transition will require significant capital outlays and time to complete, and even then only a portion of the programming will be digital.

        We believe that today's MDU market offers us a very good business opportunity because:

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  Advances in communication and information technology have created demand for new state-of-the-art services such as digital satellite television.

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  Regulatory changes in the United States authorizing the provision of digital satellite television services and local channels has given television viewers the opportunity to choose the provider of their television programming based on quality of signal, cost and variety of programming.

  •
  Our marketing program focuses on the choice and benefits of satellite television programming over cable programming.

  •
  A number of MDUs are under-served by cable television providers or digital satellite television private cable providers. In addition, the market has only been enhanced by the recent pull back by many competitors, leaving the residential MDU community with very little choice among alternative service providers.

  •
  To date, DIRECTV and other digital satellite television program providers have focused primarily on the single-family residence market because of the lower cost of deployment and fewer technical difficulties than those incurred in MDU properties and are now gearing to capitalize on the MDU market.

Competition

        The home entertainment and video programming industry is competitive, and we expect competition to intensify in the future. We face our most significant competition from hard-wire cable operators. In addition, our competition includes other DTH providers, wireless cable and off-air broadcasters:

        Hardwired Cable Systems.    Cable companies currently have a majority of the market in terms of subscriber penetration. In the U.S., the traditional cable companies serve an estimated 78% of the 100 million U.S. television households. The majority of cable operators currently use analog technologies, which produce inferior quality video and sound compared to digital technologies. Many cable operators have begun the process of upgrading to a digital signal; however, this transition requires significant capital outlays and time to deploy. Cable operators are also beginning to offer telephony. In the meantime, we believe that DTH providers like us have a window of opportunity in which to acquire and consolidate a significant subscriber base by providing a higher quality signal and over 200 video and audio channels at a comparable price to most cable operators' current service.

        Off-Air Broadcasters.    The majority of U.S. households that are not serviced by cable operators are serviced only by broadcast networks and local television stations ("off-air broadcasters"). Off-air broadcasters send signals through the air, which are received by traditional television antennas at the customer's property. Signals are accessible to anyone with an antenna and programming is funded by advertisers. Audio and video quality is limited and service can be adversely affected by weather or by buildings blocking a signal.

Government Regulation

        Regulation of our Business.    We are not directly subject to rate regulation or certification requirements by the Federal Communications Commission (FCC), the Telecommunications Act of 1996 or state public utility commissions because our equipment installation and sales agent activities do not constitute the provision of common carrier or cable television services. However, our program provider, DIRECTV, is subject to certain types of federal, state and local regulation.

        Federal Regulation of our Satellite Television Business.    As a resale agent for DIRECTV, we are not subject to regulation as a direct broadcast satellite (DBS) provider, but rely upon DIRECTV to procure all necessary re-transmission consents and other programming rights under the Communications Act of 1934 and the Copyright Act. To the extent that we may also elect to provide our MDU customers with transmission of signals not currently available via satellite, our offering of these services may be subject to compulsory copyright filings with the U.S. Copyright Office, although we do not expect the licensing fees to have a material adverse effect on our business. Our systems do not use or traverse public rights-of-way and thus are exempt from the comprehensive regulation of cable systems under the Communications Act of 1934. Because we are subject to minimal federal regulation, have fewer programming restrictions, greater pricing freedom and are not required to serve any customer whom we do not choose to serve, we have significantly more competitive flexibility than do the franchised cable systems. We believe that these regulatory advantages help to make our satellite television systems competitive with larger franchised cable systems.

        State and Local Cable System Regulation.    We do not anticipate that our deployment of satellite television services will be subject to state or local franchise laws primarily due to the fact that our facilities do not use or traverse public rights-of-way. Although we may be required to comply with state and local property tax, environmental laws and local zoning laws, we do not anticipate that compliance with these laws will have any material adverse impact on our business.

        State Mandatory Access Laws.    A number of states have enacted mandatory access laws that generally require, in exchange for just compensation, the owners of rental apartments (and, in some instances, the owners of condominiums) to allow the local franchise cable television operator to have access to the property to install its equipment and provide cable service to residents of the MDU. Such state mandatory access laws effectively eliminate the ability of the property owner to enter into an exclusive right of entry with a provider of cable or other broadcast services. In addition, some states have anti-compensation statutes forbidding an owner of an MDU from accepting compensation from whomever the owner permits to provide cable or other broadcast services to the property. These statutes have been and are being challenged on constitutional grounds in various states. These state access laws may provide both benefits and detriments to our business plan should we expand significantly in any of these states.

        Preferential Access Rights.    We generally negotiate exclusive rights to provide satellite services singularly, or in competition with competing cable providers, and also negotiate where possible "rights-of-first-refusal" to match price and terms of third-party offers to provide other communication services in buildings where we have negotiated broadcast access rights. We believe that these preferential rights of entry are generally enforceable under applicable law; however, current trends at the state and federal level suggest that the future enforceability of these provisions may be uncertain.

The FCC has recently issued an order prohibiting telecommunications service providers from negotiating exclusive contracts with owners of commercial MDU properties, though it deferred determination in a pending rulemaking whether to render existing exclusive access agreements unenforceable, or to extend this prohibition to residential MDUs due to an inadequate administrative record. Although it is open to question whether the FCC has statutory and constitutional authority to compel mandatory access, there can be no assurance that it will not attempt to do so. Any such action may undermine the exclusivity provisions of our rights of entry on the one hand, but would also open up many other properties to which we could provide a competing service. There can be no assurance that future state or federal laws or regulations will not restrict our ability to offer access payments, limit MDU owners' ability to receive access payments or prohibit MDU owners from entering into exclusive agreements, any of which could have a material adverse effect on our business.

        Regulation of our High-Speed Internet Business.    Information service providers (ISPs), including Internet access providers, are largely unregulated by the FCC or state public utility commissions at this time (apart from federal, state and local laws and regulations applicable to business in general). However, there can be no assurance that this business will not become subject to regulatory restraints. Also, although the FCC has rejected proposals to impose additional costs and regulations on ISPs to the extent they use local exchange telephone network facilities, it has been suggested that certain telephone-to-telephone services provided by ISPs using the Internet backbone may be reclassified as "telecommunications services" and subject to regulation. Any such change may affect demand for Internet related services, which we intend to provide. No assurance can be given that changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to Internet services would not have a material adverse effect on our business.

Incorporation and History

        Our Canadian operating company, MDU Communications Inc. ("MDU Canada"), was incorporated in March 1998. In November 1998, MDU Canada's shareholders sold all of their MDU Canada stock to Alpha Beta Holdings, Ltd., an inactive U.S. public reporting company, in exchange for Alpha Beta stock, and renamed it "MDU Communications International, Inc." Alpha Beta was incorporated in Colorado in July 1995, but never conducted any significant business activities and was essentially inactive in November 1998. In April 1999, we reincorporated MDU Communications International, Inc. in Delaware. In March 2000, we formed MDU Communications (USA) Inc., a Washington corporation ("MDU USA") to conduct business in the U.S. We now operate as a holding company with MDU Canada and MDU USA as our wholly owned subsidiaries.

        In early 2001, the Company made a fundamental re-assessment of its business plan and determined that the most profitable markets lay in densely populated areas of the United States. The Company changed its corporate focus and business strategy from serving the entire North American MDU market, to several key U.S. markets, beginning with the Northeast United States. To further this change in corporate focus, on January 31, 2001 and April 27, 2001, we respectively completed a two-stage agreement with Star Choice Television Network, Inc. ("Star Choice"), one of our Canadian partners, for the sale of certain satellite television assets for a total adjusted selling price of approximately $7.0 million. As a result, by May 30, 2001, the Company relocated its operations and certain key employees to our Greater New York Metro Area office in Totowa, New Jersey.

        Our common stock trades under the symbol "MDTV" on the OTC Bulletin Board. Our principal executive offices are located at 60-D Commerce Way, Totowa, New Jersey 07512 and our telephone number is (973) 237-9499. Our website is located at www.mduc.com.

Employees

        The Company had 28 employees, all full-time, as of April 15, 2002. None of the Company's employees are represented by a labor union. The Company has experienced no work stoppages and believes that its employee relations are good.

Facilities

        Our headquarters are in Totowa, New Jersey, where we centralize our corporate administrative functions. The office is home to our senior management team, call center, and subscription management system. During the past fiscal year we divested ourselves from our Canadian office space in Halifax, Toronto, Montreal, Winnipeg, Calgary, Edmonton and Vancouver. Our only remaining lease is Totowa, New Jersey of 8,372 square feet at a current monthly cost of $8,755, expiring July 31, 2002. We believe that this space is adequate to suit our needs for the foreseeable future.

MANAGEMENT

Directors and Officers

        Set forth below is the name, age, position, a brief account of the business experience of each person who is a director or executive officer of the Company.

Name	Age	Positions
Sheldon B. Nelson	40	President, Chief Executive Officer and Director
Dean H. Taylor	37	Vice President, Business Development
Patrick J. Cunningham	33	Vice President, Operations
J.E. (Ted) Boyle	57	Director
Robert Dyck	44	Director
Douglas G. Hooper	41	Director

        Sheldon B. Nelson.    Mr. Nelson has served as President, Chief Executive Officer and a director of the Company since November 1998. From 1983 to 1998, he was President of 4-12 Electronics Corporation, a provider of products and services to the Canadian satellite, cable, broadcasting and SMATV industries.

        Dean H. Taylor.    Mr Taylor comes to MDU Communications with 15 years of commercial satellite experience and a key understanding of all aspects of the industry including an intimate knowledge of the corporate relationships and operations of Star Choice Communications. Mr. Taylor has been involved as CEO and President of several Western Canadian corporations, two of which are Satellite Educational Services (SES Corp), and Mr. Satellite Inc., which provided an extensive variety of satellite services, from retail sales to major commercial satellite projects. Clients included Star Choice, ExpressVu, Telesat, Cancom, Wang, Broadcast International, PPV providers, television stations, cable companies and many others.

        Patrick J. Cunningham.    Mr Cunningham joined us in March 2000 as Vice President of U.S. Operations. Mr. Cunningham is responsible for the implementation of our business plan and expansion of our operations in the United States. Mr. Cunningham held various positions with SkyView World Media, LLC and its subsidiaries from June 1995 to March 2000, and was a maintenance team leader with Schneider International, Inc. from September 1994 until June 1995.

        J.E. (Ted) Boyle.    Mr. Boyle joined the Board of Directors in May 2000. From 2001 to present he has been President and CEO of Impulse Media Technologies, Inc., an applications service provider to the North American wireless telephone industry. From 1998, Mr. Boyle started up and ran Multivision (Pvt.) Ltd., the wireless cable television licensee in Sri Lanka. From 1996 to 1997, Mr. Boyle was President and CEO of PowerTel TV, Inc., a digital wireless cable operator in Ontario, Canada. As founding President and CEO of ExpressVu Inc. (1994-1996), Mr. Boyle was responsible for taking Canada's direct-to-home satellite service from conception to launch. Prior to 1994, Mr. Boyle held executive positions with TeeComm Electronics, Regional Cablesystems and Canadian Satellite Communications Inc. (Cancom). As Vice-President of Regional Companies at Cancom, and later as Vice President of Market Development at Regional Cablesystems, he led the licensing and acquisition of over 1,000 Canadian and American Cable systems.

        Robert Dyck.    Mr. Dyck joined the Board of Directors in May 2000. He has been president of WRE Development Ltd. since 1978. WRE Development Ltd. owns, develops and manages residential rental properties throughout the U.S. and Canada. Mr. Dyck is also co-owner of Norquay Management, a residential property management venture. He has overseen the expansion of a property and development portfolio now valued at more that C$100 million. Mr. Dyck has substantial experience in the supervision of new apartment construction, analysis of acquisition opportunities for development and investment purposes and review of new technologies to increase the efficiency of the property portfolio.

        Douglas G. Hooper.    Mr. Hooper joined the Board of Directors in May 2000. He is currently an acquisitions and finance consultant, who has extensive experience as a venture capitalist and mergers and acquisition specialist in the mineral exploration, industrial processing and software industries. He was President & CEO of Sand River Resources Ltd. from 1995 to 1997. Mr. Hooper was a founder and President of TelSoft Mobile Data Inc. from 1992 to 1995, now Mobile Data Solutions, Inc., a wireless communications software company. In that position, he developed and implemented corporate strategy and was responsible for raising capital, strategic alliances and mergers and acquisitions.

Executive Compensation

        The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to our chief executive officer and other executive officers whose total annual salary and bonuses exceeded $100,000 the "named executive officers".

Summary Compensation Table

				Long-Term Compensation
	Annual Compensation
Name and Principal Position				Shares Underlying Options	All Other Comp.(2)
	Year	Salary($)	Bonus($)
Sheldon B. Nelson(1)
President and CEO	2001 2000 1999	143,395 96,108 33,349	29,656 — —	800,000 575,000 175,000	— 3,569 5,169
Dean H. Taylor(3) VP of Business Development	2001	103,930	84,771	400,000	5,660
Patrick Cunningham(4) VP of Operations	2001	160,000	23,333	300,000	6,000

(1)
Mr. Nelson became the President and Chief Executive Officer of the Company in November 1998.

(2)
Auto allowance.

(3)
Mr. Taylor joined the Company in June of 2000 and became Vice President of Business Development in June of 2001.

(4)
Mr. Cunningham joined the Company on March 7, 2000 as Vice President of U.S. Operations.

        The following tables set forth information with respect to stock options granted to and exercised by the persons named in the Summary Compensation Table during fiscal year 2001.

Option Grants in the Last Fiscal Year
(Individual Grants)

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share(1)	Expiration Date
Sheldon B. Nelson	50,000	5%	$0.60	09/01/2006
Dean H. Taylor	325,000	29%	$0.60	09/01/2006
Patrick Cunningham	175,000	16%	$0.60	09/01/2006

(1)
In March of 2001, our Board of Directors approved the re-pricing at $0.60 per share, the exercise price of all options previously granted at $2.00 per share under the 2001 Stock Option Plan.

Management Agreements

        Mr. Nelson, Mr. Cunningham and Mr. Taylor have each entered into a Management Employment Agreement with the Company. The agreements also grant them the right to receive discretionary bonuses and to participate in the Company's incentive stock option plans as determined by the Board of Directors. The agreements require them to maintain all confidential and proprietary information relating to our business in confidence and to not be employed or enter into contracts with persons or entities that compete directly with us during the 12 months following termination of their respective agreements. Each employee may terminate his Agreement at any time by giving us four weeks advance notice, and we may terminate any of the Agreements at any time without cause, but are required to make a termination payment equal to 24 months (Mr. Nelson) or 12 months (Mr. Taylor and Mr. Cunningham) of base salary plus any unpaid bonuses or other amounts due under the Agreement.

Compensation of Directors

        Each director who is not an employee or full time consultant of the Company is paid Cdn $1,000 per month and an attendance fee of Cdn $1,000, plus out-of-pocket expenses, for each Board or committee meeting attended. During the fiscal year ended September 30, 2000, Messrs. Boyle, Dyck and Hooper each received five-year, fully-vested options to purchase 25,000 shares of common stock at $0.60 per share, and during fiscal year ended September 30, 2001 they received five-year, fully vested options to purchase an additional 25,000 shares at $0.60 per share which will vest on May 12, 2002 if they attend 75% of all Board and Committee meetings occurring during the 12-month period ending on that date.

Limitation of Liability and Indemnification

        Our Bylaws provide that, to the fullest extent permitted by the Delaware General Corporation Law ("DGCL"), the Company shall indemnify our directors and officers, and may indemnify its employees and agents. Such indemnification may be made only if the person to be indemnified acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of our Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such persons conduct was unlawful. The Bylaws further provide that our Company may enter into an indemnification agreement pursuant to which our Company will indemnify a director, officer, employee or agent to the fullest extent permitted by the DGCL. At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable.

Stock Option Plans

        We currently have two stock option plans under which we may grant options to purchase shares of our common stock. The plans are summarized as follows:

Plan Name	Effective Date		Authorized Options	Options Granted	Options Available	Options Exercised
Supplier Stock Option Plan	December 31, 1998		250,000	250,000	0	0
2001 Stock Option Plan	April 11, 2001	(1)	4,000,000	2,929,469	1,010,531	125,000

(1)
Originally authorized as the 2000 Incentive Stock Option Plan, effective February 5, 2000.

        Both plans are administered by the Board of Directors who has the sole discretion and authority to determine the individuals eligible for awards. The conditions of the exercise of each grant are determined by the Board of Directors at the time of the grant.

        Supplier Plan.    Our Supplier Stock Option Plan (the "Supplier Plan") authorized the grant of a specific number of five-year options to certain key suppliers if they successfully complete specified work for us. If a supplier who has received options ceases to be a key supplier, then that supplier's options expire 30 days after the cessation date. As of April 30, 2002, 250,000 of the outstanding options under the Supplier Plan were currently exercisable, and none of the options issued under the Supplier Plan have been exercised.

        2001 Stock Option Plan.    On February 5, 2000, the Company approved the 2000 Incentive Stock Option Plan ("2000 Option Plan"). Under this Plan, the Company was authorized to grant certain employees, officers and directors of the Company and its affiliates options to purchase up to 4,000,000 common shares of the Company. The options have vesting periods ranging from immediate to three years after the grant date. As of April 30, 2002 options to purchase 125,000 shares of common stock had been exercised, and 2,929,469 options were outstanding. Of the outstanding options, 2,350,512 options are presently exercisable. In October 2000, the Board of Directors of the Company approved the re-pricing, at $2.00 per share, the exercise price of all options previously granted at $5.00 per share under the 2000 Option Plan. On March 9, 2001, the Board of Directors approved the re-pricing, at $0.60 per share, of these options. On April 11, 2001, the Board of Directors of the Company approved the re-pricing, at $0.60 per share, of all options previously granted to directors at $2.50 per share under the 2000 Option Plan. On April 11, 2001, the Board of Directors approved the 2001 Stock Option Plan ("2001 Option Plan") to replace the 2000 Option Plan. The 2001 Option Plan is in all respects identical to the 2000 Option Plan, which had not been approved by a vote of the shareholders within one year of its adoption by the Board and became void. The 2001 Option Plan was approved by a vote of the shareholders at the Company's annual meeting on May 10, 2001.

CERTAIN TRANSACTIONS

Consulting Services with Chris Nelson

        In December 1998, we granted Chris Nelson, brother of Sheldon B. Nelson, a five-year stand-alone option to purchase 100,000 shares of the Company's common stock at an exercise price of $1.50 per share in consideration for consulting services in connection with transiting assets we purchased from 4-12 Electronics Corporation. This option may be exercised in whole or in part at any time until December 31, 2003. As of May 1, 2002 none of these options had been exercised.

LEGAL PROCEEDINGS

        From time to time, we may be subject to legal proceedings, which could have a material adverse effect on our business. There is only one currently pending legal proceeding. Whistler Cable Television Ltd. commenced a lawsuit against us in The Supreme Court of British Columbia on July 14, 1999. Other defendants are Whistler Resort Management Ltd. and The Owners, Strata Plan No. LMS3230. Plaintiff alleges that its personal property was taken and seeks return of its personal property or damages in the alternative, damages resulting from breach of the Broadcasting Act, R.S.C. 1991, C.11, an injunction against use of its personal property, interest and costs. This case is in the discovery phase. Given the preliminary stage of the proceedings, it is not presently possible to estimate or determine whether there will be any loss to the Company resulting from this claim.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth information with respect to beneficial ownership of our outstanding stock as of March 12, 2002 by (i) each person known to the Company to be the beneficial owner of more than 5% of the Company's common stock; (ii) each of the Company's directors; (iii) each executive officer named in the Summary Compensation Table; and (iv) all of the Company's executive officers and directors as a group.

	Shares Beneficially Owned(1)
Name of Beneficial Owner
	Number	Percent
Sheldon B. Nelson(2)	1,475,810	8.2%
Dean H. Taylor(3)	202,860	1.1%
Patrick J. Cunningham(3)	204,020	1.1%
J.E. (Ted) Boyle(4)	50,000	*
Robert Dyck(4)	50,000	*
Douglas G. Hooper(4)	50,000	*
All Executive Officers and Directors as a Group (6 persons)(5)	2,032,690	10.4%

*
Less than 1%

(1)
Unless otherwise indicated below, each stockholder had sole voting and sole investment power with respect to all shares beneficially owned.

(2)
Includes 709,140 shares held of record by 567780 BC Ltd., a British Columbia corporation wholly owned by the Sheldon Nelson Family Trust, whose trustees are Sheldon Nelson and his sister, Nicole Nelson, and 766,670 shares subject to options exercisable within 60 days.

(3)
Includes shares subject to exercisable options.

(4)
Consists solely of shares subject to exercisable options.

(5)
Includes 1,185,663 shares of common stock and options to purchase 847,027 shares of common stock exercisable within 60 days and held beneficially by the executive officers and directors.

SELLING STOCKHOLDERS

        This prospectus relates to the offering by the persons listed below (collectively, the "Selling Stockholders") for sale of shares of our common stock acquired in private placement transactions, including those which may be acquired upon conversion of our Convertible Promissory Notes or upon exercise of warrants. Unless otherwise indicated, shares of common stock were owned of record on April 1, 2002, by each Selling Stockholder. The Selling Stockholders are offering the common stock for their own accounts. With the exception of Sheldon B. Nelson, the Chief Executive Officer, President and Director of the Company, and Haywood Securities, Inc., no Selling Stockholder has had a material relationship with us during the last three years, other than as an owner of our securities.

        Assuming that all of the shares offered by the Selling Stockholders are sold, none of the Selling Stockholders will beneficially own any shares of our common stock after this offering except for Sheldon B. Nelson who will continue to beneficially own 1,306,277 shares, Daniel Fitzgerald who will continue to own 345,000 shares, and William Begley who will continue to own 543,500 shares of our common stock after the offering.

Selling Stockholder	Number of Shares Offered Under this Prospectus	Percent of Class(1)
Sheldon B. Nelson(2)	169,533	*
Daniel Fitzgerald(3)	465,057	2.6%
William Begley(3)	465,057	2.6%
Roselink Investors, LLC(4)	633,681	3.5%
Trinity Pacific Investments Limited(5)	6,125,739	33.8%
Haywood Securities, Inc.(6)	300,000	1.6%
Protea Ventures, Ltd.(7)	25,000	*
Vancadia Capital Corp.(7)	25,000	*
Aspen International, Ltd.(7)	50,000	*
Jon Gruber(7)	50,000	*
SCO Capital Partners, LLC(8)	100,000	*
Jeffrey B. Davis(8)	50,000	*
TOTAL	8,459,067	46.9%

*
Less than 1%

(1)
Computed on the basis of the 18,105,925 shares of common stock outstanding on April 18, 2002.

(2)
Represents shares issued to Mr. Nelson in lieu of salary.

(3)
Consists of (a) 225,000 shares issuable upon exercise of a currently exercisable warrant at $0.43 per share which expires in January 2004, and (b) 240,057 shares of common stock issuable upon conversion of the Convertible Promissory Note and Loan Agreement in the principal amount of $75,000 at a conversion price of $0.33 per share.

(4)
Consists of (a) 300,000 shares issuable upon exercise of a currently exercisable warrant at $0.43 per share which expires in January 2004, and (b) 333,681 shares of common stock issuable upon conversion of the Convertible Promissory Note and Loan Agreement in the principal amount of $100,000 at a conversion price of $0.33 per share.

(5)
Consists of (a) 3,000,000 shares issuable upon exercise of a currently exercisable warrant at $0.43 per share which expires in January 2004, and (b) 3,125,739 shares of common stock issuable upon conversion of the Convertible Promissory Note and Loan Agreement in the principal amount of $1,000,000 at a conversion price of $0.33 per share.

(6)
Consists of 150,000 shares in lieu of placement fee for financing and also 150,000 shares issuable upon exercise of a currently exercisable warrant at $0.43 per share which expires in January, 2004.

(7)
Issuable upon exercise of a currently exercisable warrant at $0.43 per share which expires in March, 2004.

(8)
Issuable upon exercise of a currently exercisable warrant at $0.31 per share which expires in November, 2004.

PLAN OF DISTRIBUTION

        The shares being offered by the Selling Stockholders will be sold from time to time in one or more transactions (which may involve block transactions):

  •
  on the OTC Bulletin Board or on such other market on which the common stock may from time to time be trading,

  •
  in privately-negotiated transactions,

  •
  short sales, or

  •
  any combination of the above.

        The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price, at negotiated prices or such other price as the Selling Stockholders determine from time to time. The shares may also be sold pursuant to Rule 144. The Selling Stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

        The Selling Stockholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a Selling Stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the shares offered by this prospectus will be issued to, or sold by, the Selling Stockholders. The Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered by this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

        The Selling Stockholders, alternatively, may sell all or any part of the shares offered by this prospectus through an underwriter. No Selling Stockholder has entered into an agreement with a prospective underwriter. If a Selling Stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revision to this prospectus.

        The Selling Stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the Selling Stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

DESCRIPTION OF CAPITAL STOCK

        The following description of our securities and various provisions of our Certificate of Incorporation are summaries and are not necessarily complete. Reference is made to the Certificate of Incorporation, a copy of which has been filed with the SEC as an exhibit to our registration statement of which this prospectus constitutes a part, for a more complete description.

        Our authorized capital stock consists of (a) 50,000,000 shares of common stock, par value $0.001 per share, of which 18,105,925 shares were issued and outstanding as of April 18,2002 and (b) 5,000,000 shares of preferred stock, par value $0.001 per share. 4,100,000 shares of our preferred stock have been designated Series A convertible preferred stock, of which all were issued and none were outstanding as of May 1, 2002, as all converted to common stock.

Common Stock

        Holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. The common stock carries no preemptive rights and is not convertible, redeemable or assessable. The holders of common stock are entitled to dividends in such amounts and at such times as may be declared by the Board of Directors out of legally available funds. If we go into liquidation, dissolution or winding up, the holders of common stock are entitled to ratably receive the net assets available after payment or provision for payment of all debts and other liabilities, subject to prior rights of holders of preferred stock then outstanding, if any. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

        Our Certificate of Incorporation authorizes the issuance of 5,000,000 shares of preferred stock which may be issued in series with the powers, designations, preferences and relative rights of each series to be provided for in resolutions adopted by the board of directors pursuant to the authority to do so set forth in our Certificate of Incorporation.

        Our Board of Directors approved a certificate of designation creating a series of preferred stock designated as the Series A convertible preferred stock, and authorizing the issuance of up to 4,100,000 shares of Series A convertible preferred stock, which was filed with the Delaware Secretary of State effective January 26, 2000. As of May 1, 2002, all preferred shares have been converted to common shares.

Warrants

        As of May 1, 2002 we had issued warrants to purchase 4,200,000 shares of our common stock outstanding. All of the shares underlying these warrants are being registered for sale under this prospectus. The warrants contain exercise prices ranging from $0.31-$0.43 per share, and expire between January 2004 and November 2004.

Options

        As of May 1, 2002, we had outstanding options to purchase 2,929,469 shares of our common stock, consisting of 2,679,469 options under the 2001 Plan, 250,000 options outstanding under our Supplier Plan.

Registration Rights

        Under a Convertible Promissory Note and Loan Agreement with the holders of the convertible promissory notes, we agreed to register the shares of common stock issuable upon conversion of the Promissory Notes. This prospectus is part of the registration statement intended to satisfy this obligation. The Convertible Promissory Note and Loan Agreement requires us to file a registration statement with respect to the shares within ninety days (90) of the note holder advancing the principal amount of the loan to the Company. We must also keep the registration statement effective until all of the common stock offered pursuant to such registration statement has been sold. We are responsible for the payment of all of our fees and costs associated with the registration of the common stock covered by the registration statement.

        We have also agreed to register the shares underlying certain of the warrants held by certain of the Selling Stockholders for sale under this prospectus.

DELAWARE ANTI-TAKEOVER LAW

Section 203 of the Delaware General Corporation Law

        If our common stock is authorized for quotation on the NASDAQ Stock Market, we will be subject to the provisions of Section 203 of the Delaware Corporation Law ("Section 203") regulating corporate takeovers. Section 203 prevents certain Delaware corporations, including those whose securities are quoted on the NASDAQ Stock Market, from engaging, under certain circumstances, in a "business combination" with any "interested stockholder" (a stockholder who acquired 15% or more of a corporation's outstanding voting stock without the prior approval of a corporation's board of directors) for three years following the date that such stockholder became an "interested stockholder." A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation, or an express provision in its bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. We have not "opted out" of the application of Section 203.

Charter Provisions with Anti-Takeover Effects

        Our Certificate of Incorporation contains provisions that may have the effect of discouraging certain transactions involving an actual or threatened change in control of our company. The Certificate of Incorporation grants to the board of directors the authority to issue shares of preferred stock in one or more series without stockholder approval. The ability to issue such preferred stock could have the effect of discouraging unsolicited acquisition proposals or making it more difficult for a third party to commence such acquisition.

TRANSFER AGENT AND REGISTRAR

        Corporate Stock Transfer Corp. is the transfer agent and registrar for our common stock.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

        The following changes of independent accountants have occurred:

        On January 31, 2002 we replaced Deloitte & Touche LLP as our independent certified public accountant. The audit report of Deloitte & Touche LLP on the financial statements of the Registrant as at and for each of the years ended September 30, 2001 and 2000 did not contain an adverse opinion or a disclaimer of opinion or was not qualified or modified as to uncertainty, audit scope or accounting principles, except for the following emphasis of matter: "The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's recurring losses from operations and limited financial resources raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are discussed in Note 2. The financial statements do not contain any adjustments that might result from the outcome of these uncertainties." However, such audit reports were not otherwise qualified or modified as to audit scope or accounting principles.

        Our Audit Committee participated in and recommended the decision to replace Deloitte & Touche LLP, which was approved by the Board of Directors on January 18, 2002.

        In connection with its audits for the two most recent fiscal years and through January 31, 2002, there have been no disagreements with Deloitte & Touche LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Deloitte & Touche LLP would have caused them to make reference to them in their report on the financial statements for those years. During the two most recent fiscal years and through January 31, 2002, there have been no reportable events.

        We engaged JH Cohn LLP as our independent public accountants as of February 1, 2002. Our Audit Committee participated in and recommended the decision to retain JH Cohn LLP, which was approved by the Board of Directors on January 18, 2002. During the two most recent fiscal years and through January 31, 2002, we have not consulted with JH Cohn LLP regarding the application of accounting principles to a specified transaction, either completed or proposed; the type of audit opinion that might be rendered on the our financial statements, and in no case was a written report provided to us nor was oral advice provided that we concluded was an important factor in reaching a decision as to an accounting, auditing or financial reporting issue; or any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation SK, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

        We had no consultations with JH Cohn LLP regarding a specified transaction, either completed or proposed; the type of audit opinion that might be rendered on the Registrant's financial statements, and in no case was a written report provided to us nor was oral advice provided that we concluded was an important factor in reaching a decision as to an accounting, auditing or financial reporting issue; or any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation SK and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation SK.

LEGAL MATTERS

        The validity of the issuance of common stock offered by this prospectus has been passed upon for us by Shughart Thomson & Kilroy, P.C. of Kansas City, Missouri.

EXPERTS

        The Consolidated Financial Statements as of September 30, 2000 and 2001, and for each of the two years in the period ended September 30, 2001, included in this prospectus have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their reports appearing herein (which reports express an unqualified opinion and include an explanatory paragraph referring to the fact that the financial statements have been prepared assuming that the Company will continue as a going concern), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the Securities and Exchange Commission (SEC) a registration statement on Form SB-2. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of MDU Communications, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

        We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC.

        Our SEC filings and the registration statement can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov which contains reports, proxy and information statements and other information regarding registrants that are filed electronically with the SEC.

Index to Financial Statements

Consolidated Financial Statements of MDU Communications International, Inc., for the Years Ended September 30, 2000 and September 30, 2001:
Independent Auditors' Report	F-1
Consolidated Balance Sheets	F-2
Consolidated Statements of Operations	F-3
Consolidated Statements of Shareholders' Equity (Deficit)	F-4
Consolidated Statements of Cash Flow	F-5
Notes to the Consolidated Financial Statements	F-6
Consolidated Condensed Financial Statements of MDU Communications International, Inc., for the Three Months Ended December 31, 2002:
Consolidated Condensed Balance Sheets	F-21
Consolidated Condensed Statements of Operations	F-22
Consolidated Condensed Statements of Shareholders' Equity (Deficit)	F-23
Consolidated Condensed Statements of Cash Flows	F-24
Notes to the Consolidated Condensed Financial Statements	F-25

Independent Auditors' Report

To the Shareholders of
MDU Communications International, Inc.

        We have audited the accompanying consolidated balance sheets of MDU Communications International Inc. and subsidiaries as of September 30, 2001 and 2000 and the related consolidated statements of operations and comprehensive loss, shareholders' equity, and cash flows for each of the years in the two year period ended September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at September 30, 2001 and 2000, and the results of its operations and its cash flows for each of the years in the two year period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States of America.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's recurring losses from operations and limited financial resources raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ DELOITTE & TOUCHE LLP
Chartered Accountants
Vancouver, British Columbia
November 18, 2001

MDU COMMUNICATIONS INTERNATIONAL, INC.

Consolidated Balance Sheets

(Expressed in United States dollars)

	September 30,
	2001	2000
ASSETS
CURRENT
Cash and cash equivalents	$785,452	$2,147,244
Prepaid expenses and deposits	51,738	174,665
Accounts receivable
Trade, net of a provision of $16,500 (September 30, 2000—$2,752)	279,464	166,197
Sales tax and other	70,286	94,473

TOTAL CURRENT ASSETS	1,186,940	2,582,579
PROPERTY AND EQUIPMENT, net (Note 6)	2,053,352	3,922,182
INVESTMENT IN JOINT VENTURE (Note 5)	199,221	—
INTANGIBLE ASSETS, net (Note 7)	1,538,518	64,447

TOTAL ASSETS	$4,978,031	$6,569,208

LIABILITIES
CURRENT
Accounts payable	$252,234	$461,264
Other accrued liabilities	186,326	243,367

TOTAL CURRENT LIABILITIES	438,560	704,631

DEFERRED REVENUE	255,925	—

CONTINUING OPERATIONS (Note 2)
COMMITMENTS AND CONTINGENCIES (Note 10)
SHAREHOLDERS' EQUITY
Common stock, par value $0.001;50,000,000 shares authorized,18,046,320 shares issued and outstanding (September 30, 2000—16,904,620)	18,047	16,905
Convertible preferred stock, par value $0.001; 5,000,000 shares authorized,7,200 issued and outstanding (September 30, 2000—565,200)	7	565
Additional paid-in capital	16,483,476	15,938,476
Accumulated deficit	(12,217,983)	(9,791,528)
Accumulated other comprehensive loss	—	(299,841)

TOTAL SHAREHOLDERS' EQUITY	4,283,546	5,864,577

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$4,978,031	$6,569,208

See accompanying Notes to the Consolidated Financial Statements.

MDU COMMUNICATIONS INTERNATIONAL, INC.

Consolidated Statements of Operations

(Expressed in United States dollars)

	For the year ended September 30, 2001	For the year ended September 30, 2000
REVENUE	$1,117,607	$947,869
DIRECT COSTS	358,257	496,093

GROSS PROFIT	759,350	451,776

SALES EXPENSE	837,947	1,468,753

GENERAL AND ADMINISTRATIVE EXPENSES
Advertising and promotion	9,077	61,734
Depreciation and amortization	549,194	496,524
Consulting	276,005	793,863
Foreign exchange gain	(23,565)	(193,973)
Investor Relations	62,605	187,577
Occupancy	224,846	127,537
Office	460,684	397,819
Professional fees	277,985	518,774
Repairs and maintenance	16,786	24,492
Telephone	177,588	174,213
Travel	316,196	220,069
Vehicle	63,757	6,385
Wages	1,818,440	1,392,562
Relocation	288,551	—

	4,518,148	4,207,576

GAIN ON SALE OF NET ASSETS (Note 12)	2,401,695	—

NET OPERATING LOSS	(2,195,051)	(5,224,553)
FINANCING EXPENSE	(181,734)	(2,938,015)
INTEREST INCOME	70,025	158,442
INTEREST EXPENSE	(140,165)	(36,664)
EQUITY EARNINGS IN JOINT VENTURE (Note 5)	20,470	—

NET LOSS	$(2,426,455)	$(8,040,790)
Adjustment for beneficial conversion feature of convertible preference shares	$—	$(7,725,000)
Adjustment for beneficial conversion feature of warrants	—	(243,583)

Net loss attributable to common shareholders	$(2,426,455)	$(16,009,373)

Basic and diluted loss per common share	$(0.14)	$(1.30)

Weighted-average common shares outstanding used to compute basic and diluted loss per common share	17,580,952	12,341,669

See accompanying Notes to the Consolidated Financial Statements.

MDU COMMUNICATIONS INTERNATIONAL, INC.

Consolidated Statement of Shareholders' Equity (Deficit)

(Expressed in United States Dollars)

			Convertible Preferred stock		Additional paid-in capital
	Common stock					Share Subscriptions Received			Accumulated Other Comprehensive Income (Loss)
								Accumulated Deficit
	Shares	Amount	Number	Amount	Amount	Shares	Amount			Total
Balance, September 30, 1999	9,221,335	$9,221	—	$—	$1,464,638	1,090,000	$1,185,389	$(1,750,738)	$25,053	$933,563
Issued for subscriptions	1,090,000	1,090	—	—	1,184,438	(1,090,000)	(1,185,389)	—	—	139
Issued for cash	1,887,749	1,888	—	—	954,400	—	—	—	—	956,288
Issued for services	100,000	100	—	—	36,054	—	—	—	—	36,154
Cancelled	(50,000)	(50)	—	—	(18,026)	—	—	—	—	(18,076)
Exercise of stock options	125,000	125	—	—	125,000	—	—	—	—	125,125
Conversion of notes payable to shares	997,736	998	—	—	605,783	—	—	—	—	606,781
Grant of employee stock options	—	—	—	—	351,865	—	—	—	—	351,865
Grant of consultants' and supplier stock options	—	—	—	—	747,147	—	—	—	—	747,147
Issue of preferred stock (net of expenses of issue $2,206,013)	—	—	3,637,200	3,637	6,012,707	—	—	—	—	6,016,344
Beneficial conversion feature related to convertible preferred stock and warrants issued in connection with a private placement	—	—	—	—	7,968,583	—	—	—	—	7,968,583
Accretion of beneficial conversion feature related to convertible preferred stock and warrants	—	—	—	—	(7,968,583)	—	—	—	—	(7,968,583)
Issue of share purchase warrants	—	—	—	—	4,474,931	—	—	—	—	4,474,931
Conversion of preferred shares	3,532,800	3,533	(3,072,000)	(3,072)	(461)	—	—	—	—	—
Translation adjustments	—	—	—	—	—	—	—	—	(324,894)	(324,894)
Net loss	—	—	—	—	—	—	—	(8,040,790)	—	(8,040,790)
Balance, September 30, 2000	16,904,620	16,905	565,200	565	15,938,476	—	—	(9,791,528)	(299,841)	5,864,577
Translation adjustments	—	—	—	—	—	—	—	—	299,841	299,841
Grant of consultant and supplier stock options	—	—	—	—	149,744	—	—	—	—	149,744
Conversion of preferred shares	641,700	642	(558,000)	(558)	(69)	—	—	—	—	15
Issue of share purchase warrants (Note 9)	—	—	—	—	69,223	—	—	—	—	69,223
Beneficial conversion feature related to the convertible debt (Note 8)	—	—	—	—	91,602	—	—	—	—	91,602
Issue of shares to purchase Digital Solutions	500,000	500	—	—	234,500	—	—	—	—	235,000
Net loss	—	—	—	—	—	—	(2,426,455)	—	(2,426,455)
Balance, September 30, 2001	18,046,320	$18,047	7,200	$7	$16,483,476	—	$—	$(12,217,983)	$—	$4,283,546

See accompanying Notes to the Consolidated Financial Statements.

MDU COMMUNICATIONS INTERNATIONAL, INC.

Consolidated Statement of Cash Flows

(Expressed in United States Dollars)

	For the year ended September 30, 2001	For the year ended September 30, 2000
OPERATING ACTIVITIES
Net loss	$(2,426,455)	$(8,040,790)
Adjustments to reconcile net loss for the period to cash used in operating activities
Depreciation and amortization	549,194	496,524
Gain on sale of assets (Note 12)	(2,401,695)	—
Non-cash wages expense	—	351,865
Non-cash selling expense	7,481	55,121
Non-cash financing expense	—	2,925,927
Non cash interest expense on convertible note	60,000	—
Non-cash consulting expense	127,821	718,591
Equity earnings in joint venture	(20,470)	—
Change in operating assets and liabilities:
Prepaid expenses and deposits	125,543	(164,232)
Accounts receivable	(89,081)	(85,660)
Accounts payable	(317,725)	(654,793)
Wages payable	—	(25,360)
Other accrued liabilities	(184,826)	248,986
Deferred revenue	241,039	—

Net cash used in operating activities	(4,329,173)	(4,173,820)

INVESTING ACTIVITIES
Purchase of property and equipment	(2,352,213)	(1,983,745)
Proceeds on sale of assets (Note 12)	6,969,539	—
Acquisition of Digital Solutions, net of cash acquired (Note 4)	(1,719,168)	—

Net cash provided by (used in) investing activities	2,898,158	(1,983,745)

FINANCING ACTIVITIES
Proceeds from convertible notes payable	150,000	—
Prepayment of notes payable	(150,000)
Proceeds from issue of common stock	—	816,945
Proceeds from issue of preferred stock	—	7,214,743
Proceeds from issue of warrants	69,223	243,583

Net cash provided by financing activities	69,223	8,275,271

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,361,791)	2,117,706
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,147,244	29,538

CASH AND CASH EQUIVALENTS, END OF PERIOD	$785,453	$2,147,244

SUPPLEMENTAL CASH FLOW DISCLOSURE
Interest paid	$8,676	$7,245

        SUPPLEMENTAL CASH FLOW DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

        During the year ended September 30, 2001, 500,000 common shares valued at $235,000 were issued on the acquisition of Digital Solutions.

See accompanying Notes to the Consolidated Financial Statements.

MDU COMMUNICATIONS INTERNATIONAL INC.

Notes to Consolidated Financial Statements

(expressed in the United States dollars)

1.    BASIS OF PRESENTATION

        MDU Communications International, Inc. provides delivery of satellite television programming, home entertainment and information technology to residents of multi-dwelling units such as apartment buildings, condominiums, gated communities, hotels and motels. MDU sold the majority of its Canadian operations and redeployed in the United States, also moving its headquarters and as such, effective September 30, 2001 has adopted the United States dollars as its functional and reporting currency.

2.    CONTINUING OPERATIONS

        The financial statements have been prepared on the going concern basis of accounting which contemplates realization of assets and liquidation of liabilities in the ordinary course of business. During the year ended September 30, 2001, the Company recorded a net loss of $2,426,455 and used net cash in operations of $4,329,173. At September 30, 2001, the Company has working capital of $748,380 and an accumulated deficit of $12,217,983.

        The Company's funding of its continuing operating expenses, working capital needs and capital commitments at current levels, is dependent upon its ability to raise additional financing. The Company is currently pursuing opportunities to raise financing through private placements of both equity and debt securities and has engaged investment bankers to assist it in raising financing through a convertible security offering, however there is no assurance that the company will be successful in these discussions. Should the Company not raise financing, the Company would have to scale back general operations.

        The Company's ability to continue as a going concern may be dependent on its ability to raise additional funds as required and ultimately to achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of the above noted uncertainties. Adjustments, if any, would affect the carrying value and classification of assets and liabilities and the amount of net loss and accumulated deficit.

3.    SIGNIFICANT ACCOUNTING POLICIES

        These financial statements have been prepared in accordance with accounting principles generally accepted in the United States and reflect the significant accounting polices described below:

(a) Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its subsidiaries, MDU Communications Inc. and MDU Communications (USA) Inc. All inter-company balances and transactions are eliminated.

(b) Development Stage Enterprise

        From the period from inception to September 30, 2000, the Company was a development stage enterprise as defined in Statement of Financial Accounting Standard ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises." To that date the Company's planned principal operations had commenced, but there was no significant revenue therefrom and the Company was devoting most of its efforts to activities such as raising capital, research and development of its Direct

To Home TV services to multi- dwelling unit properties and developing customer markets. Management made the determination that the Company no longer met the definition of a development stage enterprise for reporting periods commencing October 1, 2000.

(c) Use of Estimates

        The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates are used for, but not limited to, accounting for doubtful accounts receivable, amortization, income taxes and contingencies. Actual results could differ from those estimates.

(d) Property and Equipment

        Property and equipment are recorded at cost less accumulated amortization. Costs of connecting and disconnecting service are expensed. Amortization of property and equipment is provided using the declining balance method at the following rates:

Telecommunications equipment, installed	14.5%
Computer equipment	20%
Furniture and fixtures	20%
Vehicles	20%

        Direct costs of placing telecommunications equipment into service and major improvements are capitalized.

(e) Long-lived Assets

        The Company performs a review for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Under Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", an impairment loss is recognized when estimates of future undiscounted cash flows expected to result from the use of an asset and its eventual disposition are less than its carrying amount. No impairment losses have been identified by the Company for the period from inception, March 26, 1998 to September 30, 2001.

(f) Investment in Joint Venture

        The Company's investment in the AvalonBay Joint Venture is recorded on the equity basis whereby the Company records its equity share of income or loss from the joint venture. Dividends received are recorded as reductions in the net investment.

(g) Intangible Assets

        Intangible assets consist of building access agreements and subscriber lists, which were acquired in the purchase of Digital Solutions, LLC and are being amortized on the straight-line basis over five years. Management regularly reviews the carrying value of intangible assets based upon future expected cash flows. To date, no impairment has been indicated.

(h) Revenue Recognition

        The Company recognizes revenue for satellite programming and other services to customers in the period the related services are provided when the amount of revenue is determinable and collection is reasonably assured. Initial service or connection fees in excess of costs incurred are deferred and amortized on a straight-line basis over the term of the expected customer relationship to a maximum of 5 years.

        The Company offers installation services to building owners and managers for the construction of wiring and installation of equipment to allow telecommunications services including the sale of related equipment. Revenue from the sale of equipment is recognized when title transfers and installation revenue is recognized in the period that the services are performed when the amount of revenue is determinable and collection is reasonably assured.

        In certain arrangements with suppliers of satellite programming or other services, the Company does not bear inventory or credit risk in connection with the service provided to the customer. Such revenue is recorded on the net basis where the amount of revenue is equivalent to the contractual commission earned by the Company. Revenues from providing services under contracts where the Company acts as a principal in the transaction, exercises pricing control and bears the risk of collection are recorded based on the gross amount billed to the customer when the amount is determinable.

        The Company may also receive a new subscriber activation subsidy from the satellite programming provider at the time it signs up a new customer. These subsidies are recognized as revenue over the average period that a customer remains a subscriber.

        The Company adopted Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101) in fiscal 2001. The adoption of SAB 101 did not have a significant impact on the Company's financial position or results of operations.

(i) Loss per Common Share

        Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution of securities by including other common share equivalents, including stock options, and warrants, in the weighted average number of common shares outstanding for a period, if dilutive. For the years ended September 30, 2001 and 2000 basic and diluted loss per common share are equivalent as the effect of common shares issuable upon the exercise of options or warrants would be anti-dilutive. As of September 30, 2001, the Company had outstanding securities which were convertible into 6,821,345 (2000—7,490,088) common shares which would be potentially dilutive in the future.

(j) Foreign Exchange

        The accounts of the Company are expressed in United States dollars, the functional currency of the Company and its principal operating subsidiary. Assets and liabilities in foreign currencies are translated using the exchange rate at the balance sheet date. Revenues and expenses are translated at average rates of exchange during the year. Gains and losses from foreign currency transactions are included in the statement of operations.

        Effective September 30, 2001, the Company adopted the U.S. Dollar as its functional and reporting currency since a majority of the Company's revenues, expenses, assets and liabilities are in the United States and the increasing focus of the Company's operations are in that country. Previously the Company's functional and reporting currency was Canadian Dollars. Comparative financial statements were restated as if the U.S. Dollar had been the reporting currency in prior years.

(k) Stock-based Compensation

        As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has accounted for employee and director stock options in accordance with Accounting Principles Board

("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and has made the pro forma disclosures required by SFAS No. 123 in Note 8.

        Under APB No. 25, compensation charges arise from those situations where options are granted at an exercise price lower than the fair value of the underlying common shares. These amounts are amortized as a charge to operations over the vesting periods of the related stock options.

        For variable stock option plans, the Company recognizes a compensation expense or credit for the increase or decrease in the intrinsic value of the option. The intrinsic value is represented by the excess of the market price of the Company's stock over the exercise price of the option.

        Stock-based compensation charges to other than employees are recorded over the period that the related stock option or warrant is earned. The amount of the compensation is based on the fair value of the option or warrant at the applicable measurement date.

(l) Cash and Cash Equivalents

        Cash and cash equivalents consist of bank deposits and short-term notes with original maturities at the date of acquisition of 90 days or less that have insignificant interest rate risk.

        Under FAS 115 "Accounting for Certain Investments in Debt and Equity Securities," management classifies the short-term notes as held-to-maturity at the time of purchase. Interest income is accrued over the term of the note.

(m) Comprehensive Income

        SFAS No. 130, "Reporting Comprehensive Income," established standards for the reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. In 2001 the balance in accumulated other comprehensive loss of $299,841 was realized on disposition of assets denominated in a foreign currency.

(n) Fair Value of Financial Instruments

        The fair value of the Company's cash and cash equivalents, accounts receivable, accounts payable, and other accrued liabilities at September 30, 2001 and 2000 are estimated to approximate their carrying values due to the relative liquidity or short-term nature of these instruments.

(o) Credit Concentration

        Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of accounts receivable. Accounts receivable from DIRECTV Inc. (Note 11(b)) at September 30, 2001 and 2000 respectively, represented 44% and 29% of total trade accounts receivable. Accounts receivable from Star Choice for the year ended September 30, 2001 and 2000 represented 6% and 35% of total accounts receivable, respectively. Revenues realized from DIRECTV Inc. represented 10% and 1% of total revenues in the years ended September 30, 2001 and 2000, respectively.

        The Company provides an allowance for bad debts based on historical experience and specifically identified risk.

(p) Recent Accounting Pronouncements

        In July 2001, the Financial Accounting Standards Board (FASB) issued FASB Statements Nos. 141 and 142 (FAS 141 and FAS 142), "Business Combinations" and "Goodwill and Other Intangible Assets." FAS 141 replaces APB 16 and eliminates pooling-of-interests accounting prospectively. It also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. FAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Under FAS 142, goodwill will be tested annually and whenever events or circumstances occur indicating that goodwill might be impaired. FAS 141 and FAS 142 are effective for all business combinations completed after June 30, 2001. Upon adoption of FAS 142, amortization of goodwill recorded for business combinations consummated prior to July 1, 2001 will cease, and intangible assets acquired prior to July 1, 2001 that do not meet the criteria for recognition under FAS 141 will be reclassified to goodwill. Companies are required to adopt FAS 142 for fiscal years beginning after December 15, 2001, but early adoption is permitted. MDU is required to adopt SFAS No. 141 and 142 on a prospective basis as of October 1, 2002. The Company is currently evaluating the impact that the adoption of these pronouncements may have on its financial position and results of operations.

        In August 2001, the FASB issued FAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." FAS 144 replaces FAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The FASB issued FAS 144 to establish a single accounting model, based on the framework established in FAS 121, as FAS 121 did not address the accounting for a segment of a business accounted for as a discontinued operation under APB 30, "Reporting The Results of Operations—Reporting The Effects of Disposal of a Segment of a Business, and Extraordinary Unusual and Infrequently Occurring Events and Transactions." FAS 144 also resolves significant implementation issues related to FAS 121. Companies are required to adopt FAS 144 for fiscal years beginning after December 15, 2001, but early adoption is permitted. The Company will adopt FAS 144 as of October 1, 2002. The Company has not yet determined the impact this standard will have on its operating results and financial position.

(q) Advertising

        MDU expenses advertising costs as they are incurred. Advertising expense is included in sales expenses and amounted to $14,298 and $3,297 in 2001 and 2000, respectively.

4.    ACQUISITION OF DIGITAL SOLUTIONS, LLC

        On April 30, 2001 the Company acquired Digital Solutions, LLC, ("Digital Solutions") a New England based digital satellite television service provider, for $1.75 million and 500,000 shares of common stock of the Company with a fair value of $235,000. As at April 30, 2001, Digital Solutions had 3,142 subscribers in 31 properties. In addition, Digital Solutions had two properties in the process of installation, representing an additional 700 subscribers. The acquisition was accounted for under the purchase method and the assets, liabilities, revenues and expenses related to Digital Solutions were consolidated with the accounts of the Company effective April 30, 2001.

        Allocation of excess of acquisition costs over the fair value of net assets assumed are set forth below:

Cash	$30,833
Other current assets	52,605
Investment in Joint Venture	103,011
Property and equipment	233,604
Intangible assets	1,675,380
Less: Current liabilities	(110,433)

Acquisition cost	$1,985,000

        Intangible assets acquired are being amortized over five years.

        The following table presents the unaudited pro forma results of operations for informational purposes, assuming that the Company had acquired Digital Solutions at the beginning of the fiscal years ended September 30, 2001 and 2000:

	2001	2000
Total revenue	$1,315,334	$1,418,328
Net loss	(2,645,709)	(16,423,101)
Net loss per common share	$(0.15)	$(1.33)

        The pro forma results of operations give effect to certain adjustments including amortization of purchased intangibles. This information may not necessarily be indicative of the future combined results of operations of the Company.

5.    INVESTMENT IN AVALONBAY JOINT VENTURE

        As part of the acquisition of Digital Solutions, the Company assumed all obligations and benefits of Digital Solutions' interest in a joint venture agreement with AvalonBay Cable I, Inc., an affiliate of AvalonBay Communities, Inc., for the purpose of managing, owning and otherwise operating systems and equipment to provide digital satellite television services to certain of AvalonBay's residential communities. As at September 30, 2001 the investment in the joint venture of $199,221 is comprised of the fair value of acquired assets of $103,011, plus additional contributions of $88,249 less distributions of $12,509, plus the Company's 50% share of the joint venture's cumulative net income from the date of acquisition of Digital Solutions, which amounted to $20,470.

        Details of the assets, liabilities, operating results and cash flows of the joint venture are as follows:

September 30, 2001
Current assets	$71,761
Total assets	429,121
Current liablities	2,021
Deferred revenue	30,681
Venturers' equity	396,419
From acquisition on April 30, 2001 to September 30, 2001
Revenues	$136,051
Expenses	95,112
Net earnings	40,939
Cash flows from operating activities	$29,581
Cash flows from investing activities	$—
Cash flows used in financing activities	$(18,464)

6.    PROPERTY AND EQUIPMENT

	September 30,
	2001	2000
Telecommunications equipment, installed	$1,517,207	$3,817,225
Telecommunications equipment, not yet placed in service	326,642	253,530
Computer equipment	328,265	320,110
Furniture and fixtures	94,940	115,744
Vehicles	49,954	—

	2,317,008	4,506,609
Less: Accumulated amortization	(263,656)	(584,426)

	$2,053,352	$3,922,183

7.    INTANGIBLE ASSETS

	September 30,
	2001	2000
Building access agreements and subscriber lists	$1,675,380	$99,150
Less: Accumulated amortization	(136,862)	(34,703)

	$1,538,518	$64,447

8.    CONVERTIBLE DEBT

        On January 11, 2001 the Company issued convertible debt for cash proceeds of $150,000. The debt was convertible into common shares of the Company at a conversion price of $0.25 per common share anytime during the period from April 10, 2001 to December 31, 2001. In addition, the lender received 600,000 share purchase warrants, each entitling the holder to acquire one common share at an exercise price of $0.60 per share. The proceeds of $150,000 have been allocated on a pro rata basis, as described in APB 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants", between the estimated fair value of the debt and share purchase warrants resulting in an initial value of the debt and share purchase warrants in the amounts of $80,777 and $69,223 respectively. The difference between the recorded value of the debt at issue date and its maturity value was accreted as additional interest expense over the term of the debt. This results in a beneficial conversion right calculated as the difference between the conversion price and the quoted trading price of the Company's stock on the date of issue. This beneficial conversion right, in the amount of $60,000 was recognized as additional interest expense in the year ended September 30, 2001.

        On April 6, 2001 the Company repaid the convertible note in full.

9.    SHARE CAPITAL

(a) Preferred Shares

        On January 28, 2000, the Company issued 3,637,200 shares of Series A Convertible Preferred stock (the "Preferred Shares"), at an issue price of $2.50 per share, in exchange for cash proceeds of $7,725,000 and services in connection with the private placement with a fair value of $1,368,000 for total gross proceeds, prior to expenses of the issue, of $9,093,000. The Preferred Shares were immediately convertible, at the option of the holder, at a conversion ratio of one common share for one Series A Convertible Preferred share, until the "Qualification date", which is the earlier of: (i) the fifth business day following (a) the date the Company receives a receipt for its final prospectus from the last of the British Columbia Securities Commission, the Alberta Securities Commission and the Ontario Securities Commission (the "Commissions") and (b) the date the Company has filed with the United States Securities and Exchange Commission and obtained effectiveness of a registration statement qualifying the shares and (ii) January 28, 2001. However, if the final receipt of each of the Commissions was not issued before June 26, 2000, then the shares convert at a ratio of 1.15 common shares for each Preferred Share. Any Preferred Shares that have not been converted by the holder by the Qualification date will automatically convert at a ratio of one common share to one Preferred Share.

        The Company did not receive a receipt for its final prospectus from each of the Commissions, prior to June 26, 2000 as specified above, in connection with its issue of 3,637,200 Preferred Shares. As a result, effective June 26, 2000, each such preferred share was convertible into common shares of the Company at a ratio of 1.15 common shares for each Preferred Share. As at September 30, 2001, 7,200 of the 3,637,200 Preferred Shares had not been converted.

        In connection with the issuance of the Preferred Shares, the Company issued 309,000 share purchase warrants to an agent that provide the right to purchase one Series A Convertible Preferred Share at the issue price of $2.50 per share. The warrants were assigned a value of $1,549,004 based on their estimated fair value at the grant date (Note 9(d)).

        The Preferred Shares have a beneficial conversion feature totalling $7,725,000, measured as the difference between the conversion price most beneficial to the investor, of $2.17, and the fair value of the underlying common stock at the time of issuance, limited to the amount of the gross proceeds received. The beneficial conversion feature is recognized at issuance as an increase in the loss applicable to common shareholders in the calculation of the basic loss per share for the year ended September 30, 2000. As the Preferred Shares are immediately convertible, the Company recorded accretion of $7,725,000 to additional paid-in capital. In addition, the Company imputed a preferred stock dividend, representing the value of the beneficial conversion feature, for a corresponding amount.

(b) Stock Option Plans

  (i)
  Suppliers' Stock Option Plan ("Suppliers' Plan")

      On December 31, 1998, the Company established a stock option plan pursuant to which certain key suppliers of the Company will be granted options on completion of specified activities. Under the terms of the Suppliers' Plan, eligible suppliers can earn options to purchase an aggregate of 215,135 common shares of the Company.

      In addition to the stock options under the Suppliers' Plan issued to September 30, 2001, the Company was also obligated to issue an additional 25,000 (September 30, 2000—50,000) options to purchase common shares of the Company at an exercise price of $1.50 (September 30, 2000—$1.50) per share and exercisable for five years from the date of issue. On March 13, 2000, the Company granted an additional 26,115 options (19,429 of which were earned and recorded at September 30, 1999) to a supplier under the Plan described above.

      Under the requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") the Company has recorded stock based compensation charges in connection with the Suppliers' Plan as follows:

	Year ended September 30,
	2001	2000
Additional capital costs of telecommunications equipment	$—	$67,516
Sales expense	32,737	90,322
	$32,737	$157,838

      These charges are based on the fair value of the stock options issued and issuable to suppliers calculated and accrued in each quarter that an eligible supplier completes the performance required to earn the options. This amount is estimated using a Black Scholes option pricing model as described in Note 9(d).

  (ii)
  Directors'/Officers' and Employees' Stock Option Plans ("Employee Plans")

      On November 24, 1998, the Company established Employee Plans whereby certain employees, officers and directors will be granted options to purchase up to an aggregate of 600,000 common shares of the Company.

      On February 5, 2000, the Company approved the 2000 Incentive Stock Option Plan ("2000 Option Plan"). Under this Plan, the Company was authorized to grant certain employees, officers and directors of the Company and its affiliates options to purchase up to 4,000,000 common shares of the Company. The options have vesting periods ranging from immediate to three years after the grant date. Of the options originally authorized as part of the November 24, 1998 Employee Plans, 90,276 were redesignated to be included in the 2000 Option Plan.

      On April 11, 2001, the Board of Directors approved the 2001 Stock Option Plan ("2001 Option Plan") to replace the 2000 Option Plan. The 2001 Option Plan is in all respects identical to the 2000 Option Plan, which had not been approved by a vote of the shareholders within one year of its adoption by the Board. The 2001 Option Plan was approved by a vote of the shareholders at the Annual General Meeting on May 10, 2001.

      In October 2000, the Board of Directors of the Company approved the re-pricing, at $2.00 per share, the exercise price of all options previously granted at $5.00 per share under the 2000 Incentive Stock Option Plan. On March 9, 2001, the Board of Directors approved the re-pricing, at $0.60 per share, of these options. On April 11, 2001, the Board of Directors of the Company approved the re-pricing, at $0.60 per share, of all options previously granted to directors at $2.50 per share under the 2000 Incentive Stock Option Plan. As a result, the Company adopted variable-plan accounting and therefore increases in the share price are recorded as compensation expense in the period the increase occurs. There was no impact on the results of operations for the year ended September 30, 2001 due to the decline in the market price of the Company's stock in 2001. Changes in the market price of the Company's stock in future periods may impact future operating results.

      The Company accounts for its stock-based employee compensation plans under the intrinsic value method per APB No. 25 whereby compensation cost is recorded for the excess, if any, of the quoted market price of the common shares over the exercise price at the date of grant for all employee stock options issued. For the year ended September 30, 2001 compensation cost in the amount of $nil (year ended September 30, 2000—$351,865) has been recorded under this method.

      An alternative method of accounting for employee stock options is the fair value method under which the fair value of the options is estimated at the grant date and then amortized to expense over the options' vesting period. As recorded under SFAS No.123, the following pro forma financial information present the net loss for the period and loss per common share had the Company utilized the fair value method:

	Year ended September 30,
	2001	2000
Pro forma net loss	$(8,012,295)	$(14,042,632)

Pro forma net loss attributable to common shareholders	$(8,012,295)	$(22,011,215)

Pro forma loss per common share attributable to common shareholders	$(0.46)	$(1.76)

      Using the fair value method for stock-based compensation, as described in SFAS No. 123, additional compensation costs of approximately $5,585,840 would have been recorded for the year ended September 30, 2001 (year ended September 30, 2000—$6,001,841). The unamortized fair value of all remaining outstanding employee stock options as of September 30, 2001 is $2,900,345 and will be charged to pro forma net earnings in future years according to the vesting terms of the options. This amount is estimated using a Black Scholes options pricing model as described in Note 9(d).

  (iii)
  Other Stock Options

      On February 5, 2000, the Company granted an aggregate of 170,000 stock options for provision of consulting services by third parties. The options are exercisable at $5.00, expire February 4, 2005 and were also granted under the terms of the 2000 Option Plan. The Company recorded a stock based compensation charge in the amount of $700,565 during the year ended September 30, 2000 based on the fair value of the options granted. The aggregate fair value of the options at the date of grant was determined using the Black Scholes model as described in Note 9(d).

  (iv)
  The following table summarizes the activity in all Option Plans:

	Options Available for Issuance	Number of Options Outstanding	Weighted- Average Exercise Price per Share
Outstanding at September 30, 1999	441,250	473,885	$1.18
Authorized	3,400,000
Granted (weighted-average fair value of $3.33 per share)	(3,429,475)	3,429,475	4.74
Exercised	—	(125,000)	1.00
Expired	180,000	(180,000)	5.00
Cancelled	(65,135)	—	—

Outstanding at September 30, 2000	526,640	3,598,360	4.29
Granted (weighted-average fair value of $0.48 per share)	(1,141,500)	1,141,500	0.62
Exercised	—	—	—
Expired	1,451,264	(1,451,264)	1.48

Outstanding at September 30,2001	836,404	3,288,596	$0.75

      As at September 30, 2001, the following stock options were outstanding:

Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (years)	Number Exercisable
$0.60	2,913,596	3.74	1,784,654
1.50	198,885	2.06	198,885
1.75	12,375	3.45	12,375
2.00	13,740	3.45	13,740
2.50	150,000	3.61	150,000

	3,288,596		2,159,654

      The 1,128,942 unvested options outstanding at September 30, 2001 vest over a three year period.

(c) Warrants

  (i)
  Details of warrants outstanding are as follows:

	Number of Warrants	Weighted- Average Exercise Price	Fair Value	Expiry Date
Issued:
Gibralt Capital Corporation (Note 9(c)(ii))	750,000	2.50	2,925,927	March 1, 2002
Private placement units (Note 9(c)(iii))	699,999	1.00	243,583	February 3, 2002
Private placement units (Note 9(c)(iii))	1,482,750	0.75	211,835	November 25, 2001
Convertible note payable	600,000	0.60	69,223	January 11, 2002

Outstanding at September 30, 2001	3,532,749	$1.22	$3,450,568

  (ii)
  Gibralt Capital Corporation ("Gibralt")

      On March 1, 2000, the Company issued a warrant to purchase 750,000 shares of common stock of the Company for a period of two years, at an exercise price of $2.50 per share to Gibralt Capital, as consideration for Gibralt's termination of an exclusive right to provide financing. The parties also agreed to negotiate in good faith a new financing agreement with terms more favorable to the Company. No subsequent financing agreement has been concluded. The terminated financing arrangement allowed Gibralt Capital to be the Company's exclusive provider of debt financing until 2008 and established terms for the Company to lease set-top boxes from Gibralt. In accordance with SFAS No. 123, the Company has recorded non-cash financing charges of $$2,925,927 based on the fair value of the warrants on the date of issuance, determined using a Black Scholes option pricing model as described in Note 8(d).

  (iii)
  Private placements

      In November 1999, the Company sold 1,482,750 units comprised of one share of common stock and a warrant to purchase one share of common stock for $0.75 per share, for a period of two years, for $0.40 per unit. 420,000 of these units had been subscribed for on September 15, 1999 (Note 9(c)(i)).

      On February 3, 2000, the Company completed several private placements subscribed for in December 1999 and January 2000. One private placement consisted of 125,000 common shares of $0.80 per share for gross proceeds of $100,000. The other private placements consisted of 699,999 units at $0.75 per unit for gross proceeds of $525,000. Each unit consists of one common share and one common share purchase warrant exercisable for two years at $1.00 per share. The gross proceeds were allocated between the shares and warrants based on the relative fair value of the unit components at the date the Company had a contractual liability to issue the units. Accordingly, the common shares were assigned a value of $279,252, net of issue costs, and the warrants a value of $243,583.

      The warrants have a beneficial conversion feature totalling $243,583, measured as the difference between the conversion price of $1.00 and the fair value $2.91 of the underlying common stock at the date the Company had a contractual liability to issue the units, limited to the amount of the gross proceeds received and allocated to the convertible warrants. The beneficial conversion feature is recognized as an increase in the loss applicable to common shareholders in the calculation of the basic loss per share for the year ended September 30, 2000.

(d) Fair value of stock options and warrants

        The fair values of stock options and warrants granted by the Company were estimated using the Black Scholes option pricing model, assuming no dividends are to be paid. The following weighted average assumptions were also used as inputs in the calculations:

	Year ended September 30,
	2001	2000
Expeced life (years)	1 to 5	1 to 5
Expected volatility	160%	215%
Risk-free interest rate	4.7%	5.6%

10.  COMMITMENTS AND CONTINGENCIES

        (i)    The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining non-cancellable lease terms in excess of one year as of September 30, 2001:

Amount
2002	$101,413
2003	7,701
2004 and thereafter	—

$109,114

  (ii)
  The Company has been named as a Defendant in a claim by Whistler Cable Television Ltd. claiming damages for conversion, the return of personal property, an injunction and costs. The Company has filed a Defence disputing that the Plaintiff has any legal right to bring the action, and alleging that in any event the amount of damages suffered, if any, is minimal. This case is still in the pre-discovery phase. Given the preliminary stage of the proceedings, it is not presently possible to estimate or determine whether there will be any loss to the Company, and the amount, if any, of such loss will be recorded in the period in which it becomes determinable.

  (iii)
  The Company has previously entered into a management agreement with a certain senior executive that provides for annual compensation, excluding bonuses, aggregating approximately $310,000. The Company can terminate this agreement at any time upon reasonable notice and the payment of an amount equal to between 12 and 36 months of salary depending on circumstances. In the event of a change in control, either party may, during a period of 12 months from the change of control, terminate the agreement upon reasonable notice and the payment of an amount equal to 36 months of salary. Management agreements with two other former management members have been terminated. In addition, the Company is committed, in a consulting agreement with a former employee, to payments aggregating $56,000 for services under the contract until December 31, 2001.

11.  STRATEGIC ALLIANCE

  (a)
  In August 1998, the Company entered in a ten-year System Operation Agreement with two five-year renewal options, with Star Choice Communications, Inc. ("Star Choice"). The Company is responsible for establishing and maintaining distribution systems in multi-unit dwellings throughout Canada and acts as a commissioned sales representative for Star Choice to market Star Choice programming to the residents of multi-unit dwellings in which the Company has installed systems.

    The allowable territory in which the Company operated under the agreement was reduced as part of the sale of Western Canadian subscribers and thereafter, the agreement was terminated on April 27, 2001 upon the sale of remaining Eastern Canadian subscriber base to Star Choice.

  (b)
  In May 2000, the Company entered into a long-term System Operator Agreement with DirecTV, Inc. ("DIRECTV"), a California company. The Company's contract with DIRECTV gives the Company a share of monthly net subscriber receipts, depending upon the number of active subscribers, from the sale of DIRECTV programming services, plus a subsidy for subscriber acquisition costs for each net subscriber addition.

    The Company will incur only the costs associated with the implementation of its services, and will not share any of DIRECTV's programming or broadcasting costs. Under the agreement, the Company may not solicit sales or provide equipment for any other direct-to-home digital satellite television services in the United States. However, the Company is not prohibited from contracting with other program providers in connection with its SMATV services. Consequently, the Company is totally dependent on DIRECTV for its digital set-top programming in the United States.

    The agreement has an initial term of five years, with an automatic extension of the entire agreement to coincide with the termination of the longest running property access agreement. Thereafter, the agreement is renewable for an additional five-year period at the option of both parties. Either party may terminate for the other's breach, bankruptcy or unapproved assignment of the agreement. Under this agreement, the Company will establish and maintain MDU distribution systems in non-rural states of the United States, as defined in the agreement, and act as a commissioned sales agent for the marketing of DIRECTV programming to residents of MDU properties.

    DIRECTV is not required to use the Company on an exclusive basis and could either contract with others to install distribution systems and market programming in MDUs or undertake such activities directly through retail stores, as it does for single-family television households.

  (c)
  In May 2000, the Company entered into a Master Purchase Sales Agreement with 3Com Corporation ("3Com") to become part of its preferred Visitor Based Network ("VBN"). Under this agreement, the Company will receive preferred pricing and discounts for equipment purchased to support the Company's high-speed Internet services. This agreement was terminated in May 2001 with the disbandment of 3Com's VBN division.

  (d)
  In July 2001, the Company entered into a Master Lease Agreement to Purchase Equipment with Cisco Systems, Inc. ("Cisco"). Under this agreement, the Company will receive preferred pricing and discounts for equipment purchased to support the Company's high-speed Internet services. As part of this agreement, Cisco has extended of lease financing to the Company to purchase Internet related equipment and repay monthly over 3 years from the date that the goods were accepted. The total credit available under the agreement is $500,000, 30% of which will be installation costs capitalized under the lease. As at September 30, 2001, there was no outstanding obligation under the lease financing.

12.  GAIN ON SALE OF CANADIAN SUBSCRIBERS

        On January 31, 2001 the Company completed an agreement with Star Choice Television Network, Inc., a subsidiary of Star Choice Communications Inc., for Star Choice to purchase certain satellite television assets for a purchase price of $3,681,100. Under the agreement, Star Choice also received the telecommunications equipment required to service the related subscribers. This equipment had an original cost of $3,348,300 and a net book value of $2,784,744 at January 31, 2001. Net intangible assets carried at $59,672 at January 31, 2001 related to sold subscribers and accordingly, were written off. The transaction resulted in a gain of $836,984 which was reduced by cumulative foreign exchange losses relating to these assets.

        On April 27, 2001 the Company completed an agreement with Star Choice Television Network, Inc., a subsidiary of Star Choice Communications Inc., for Star Choice to purchase certain satellite television assets for a purchase price of approximately $3,276,227. Under the agreement, Star Choice also received the telecommunications equipment required to service the related subscribers. This equipment had an original cost of approximately $1,431,732 and a net book value of approximately $1,236,500 at April 27, 2001. The transaction resulted in a gain of $2,039,727 which was reduced by cumulative foreign exchange losses relating to these assets.

13.  INCOME TAXES

        The Company's effective income tax rate of nil differs from the recovery which would have been recorded using the statutory federal U.S. rate of 35% principally as a result of the tax benefit relating to income tax losses arising in the current and prior year which have been fully offset by a valuation allowance.

        The Company has had no income tax expense since inception as a result of significant incurred losses. In addition, the Company has provided a full valuation allowance for net deferred tax assets at September 30, 2001 and 2000, since realization of these benefits cannot be reasonably assured. Deferred tax assets (liabilities) are comprised of the following:

	September 30,
	2001	2000
Gross deferred tax assets (liabilities):
Depreciation and amortization	$32,208	$277,023
Other	—	14,227
Operating loss carry forwards	3,853,518	2,785,086

Net deferred tax assets	3,885,726	3,076,336

Less: Valuation allowance	(3,885,726)	(3,076,336)
	$—	$—

        At September 30, 2001 and 2000, the Company had $9,139,203 and $5,543,127 of tax loss carry forwards available to offset future years' taxable income of which $65,159 will expire on September 30, 2005 and the balance on September 30, 2006 or later.

14.  SEGMENTED INFORMATION

        The Company operates in one industry segment. The Company's operations are comprised of providing delivery of home entertainment and information technology to multi-unit dwellings. Revenues for the year ended September 30, 2001 of $570,376 and $547,230 (year ended September 30, 2000 $13,595and $934,274 related to the United States and Canada, respectively. Property and equipment as at September 30, 2001 of $2,047,706 and $5,646 (September 30, 2000 $199,865and $3,722,317) was held in the United States and Canada, respectively.

15.  RELATED PARTY TRANSACTIONS

        The Company purchased equipment and satellite subscribers on December 31, 1998 for $102,842 from a relative of the Company's President. In addition, the Company granted stock options to a relative of the Company's President to purchase 100,000 common shares of the Company at an exercise price of $1.50 until December 31, 2003, in exchange for consultative services. See Note 9 (b) (iii).

MDU COMMUNICATIONS INTERNATIONAL, INC.

Consolidated Condensed Balance Sheet

	December 31, 2001	September 30, 2001
	(unaudited)
ASSETS
CURRENT
Cash and cash equivalents	$201,627	$785,452
Accounts receivable
Trade, net of a provision of $16,500	785,322	349,751
Prepaid expenses and deposits	57,306	51,738

TOTAL CURRENT ASSETS	1,044,255	1,186,941
PROPERTY AND EQUIPMENT, net	2,374,134	2,053,352
INVESTMENT IN JOINT VENTURE	185,885	199,221
INTANGIBLE ASSETS, net	1,459,617	1,538,518

TOTAL ASSETS	$5,063,891	$4,978,032

LIABILITIES and STOCKHOLDERS' EQUITY
CURRENT
Accounts payable	$402,643	$252,234
Other accrued liabilities	90,963	186,326
Current portion of capital lease obligation	75,806	—

TOTAL CURRENT LIABILITIES	569,412	438,560

Capital lease obligations, net	151,628
Deferred revenue	524,265	255,925

TOTAL LONG TERM LIABILITIES	675,893	255,925

TOTAL LIABILITIES	1,245,305	694,485

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock, par value $0.001; 50,000,000 shares authorized, 18,046,320 shares issued and outstanding	18,047	18,047
Convertible preferred stock, par value $0.001; 5,000,000 shares authorized, 7,200 issued and outstanding	7	7
Additional paid-in capital	16,522,084	16,483,476
Accumulated deficit	(12,721,552)	(12,217,983)

TOTAL STOCKHOLDERS' EQUITY	3,818,586	4,283,547

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,063,891	$4,978,032

See accompanying notes to the consolidated condensed financial statements

MDU COMMUNICATIONS INTERNATIONAL, INC.

Consolidated Condensed Statements of Operations

	For the Three Months Ended December 31, 2001	For the Three Months Ended December 31, 2000
	(unaudited)	(unaudited)
REVENUE	$630,349	$352,283
DIRECT COSTS	282,736	125,503

GROSS PROFIT	347,613	226,780

OPERATING EXPENSES
Sales expenses	80,163	419,612
Customer service expenses	67,454	301,176
General and administrative expenses	504,492	854,755
Depreciation expense	171,700	175,171

TOTAL	823,809	1,750,714

NET OPERATING LOSS	(476,196)	(1,523,934)
Loss on sale of assets	(3,269)	—
Interest income	4,356	14,423
Interest expense	(39,099)	—
Equity in earnings of joint venture	10,639	—

NET INCOME (LOSS)	$(503,569)	$(1,509,511)

Other comprehensive loss:
Foreign currency translation loss	—	(888)

COMPREHENSIVE LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(503,569)	$(1,510,399)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.03)	$(0.09)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	18,046,320	17,194,870

See accompanying notes to the consolidated condensed financial statements

MDU COMMUNICATIONS INTERNATIONAL, INC.

Consolidated Condensed Statement of Stockholders' Equity

(Unaudited)

			Convertible Preferred Stock		Additional Paid-in Capital	Share Subscriptions Received
	Common Stock								Accumulated Other comprehensive Income
								Accumulated Deficit
	Shares	Amount	Number	Amount	Amount	Shares	Amount			Total
Balance, September 30, 2001	18,046,320	$18,047	7,200	$7	$16,483,476	—	—	$(12,217,983)	—	$4,283,547
Issue of share purchase warrants					38,608					38,608
Net loss								(503,569)		(503,569)

Balance, December 31, 2001	18,046,320	$18,047	7,200	$7	$16,522,084	—	—	$(12,721,552)	—	$3,818,586

See accompanying notes to the consolidated condensed financial statements

MDU COMMUNICATIONS INTERNATIONAL, INC.

Consolidated Condensed Statement of Cash Flows

	For the Three Months Ended December 31, 2001	For the Three Months Ended December 31, 2000
	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net loss	$(503,569)	$(1,509,511)
Adjustments to reconcile net loss to cash used in operating activities
Depreciation and amortization	171,700	175,171
Loss on sale of assets	3,269	—
Non-cash financing expense	38,608	—
Equity in earnings of Joint Venture	(10,639)	—
Change in operating assets and liabilities:
Accounts receivable	(435,571)	(125,390)
Prepaid expenses and deposits	(5,568)	(13,289)
Accounts payable	140,409	733,186
Other accrued liabilities	(95,363)	(168,055)
Deferred revenue	268,340	—

Net cash used in operating activities	(428,384)	(907,888)

INVESTING ACTIVITIES
Purchase of property and equipment	(179,416)	(884,652)
Distributions from Joint Venture	23,975

Net cash used in investing activities	(155,441)	(884,652)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(583,825)	(1,792,540)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	785,452	2,147,245
CASH AND CASH EQUIVALENTS, END OF PERIOD	$201,627	$354,705

SUPPLEMENTAL CASH FLOW DISCLOSURE
Interest paid	$491	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
    During the three months ended December 31, 2001 the company acquired equipment pursuant to a capital lease obligation of $227,434.

See accompanying notes to the condensed consolidated financial statements

1.    BASIS OF PRESENTATION AND CONTINUING OPERATIONS

        The accompanying unaudited condensed consolidated financial statements of MDU Communications International, Inc. and its subsidiaries (the "Company") have been prepared in conformity with accounting principles generally accepted in the United States of America ("United States GAAP") for interim financial information and therefore, certain information and footnote disclosures normally included in financial statements prepared in accordance with United States GAAP have been condensed, or omitted, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the financial statements include all material adjustments necessary (which are of a normal and recurring nature) for the fair presentation of the results of the interim periods presented. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto (the "Audited Financial Statements"), contained in the Company's Annual Report for the fiscal year ended September 30, 2001 on Form 10-KSB filed with the Securities and Exchange Commission. The results of operations for any interim period are not necessarily indicative of the results of operations for any other interim period or for a full fiscal year.

        The Company provides delivery of digital satellite television programming and high-speed (broadband) Internet service to residents of multi-dwelling unit properties such as apartment buildings, condominiums, gated communities, hotels and universities. In 2001, the Company sold certain of its Canadian operations and redeployed in the United States, also moving its headquarters, and as such, effective September 30, 2001 has adopted the United States dollars as its functional and reporting currency.

        The financial statements have been prepared on the going concern basis of accounting, which contemplates realization of assets and liquidation of liabilities in the ordinary course of business. During the three months ended December 31, 2001, the Company recorded a net loss of $503,569 and used net cash in operations of $428,384. At December 31, 2001, the Company had working capital of $474,843 and an accumulated deficit of $12,721,552.

        The Company's funding of its continuing operating expenses, working capital needs and capital commitments that contemplate growth, is dependent upon its ability to raise additional financing. As explained in Note 4, the Company has unused borrowing capacity as of December 31, 2001 for equipment from Cisco Systems, Inc. ("Cisco") in the amount of $272,566. The Company is currently pursuing opportunities to raise additional financing through private placements of both equity and debt securities and has engaged investment bankers to assist it in obtaining additional financing. There is no assurance that the Company will be successful in these discussions. Should the Company not raise additional financing, the Company would have to scale back general operations.

        The Company's ability to continue as a going concern may be dependent on its ability to raise additional funds as required and ultimately to achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of the above noted uncertainties. Adjustments, if any, would affect the carrying value and classification of assets and liabilities and the amount of net loss and accumulated deficit.

2.    SHARE CAPITAL

  (a)
  Stock Option Plans

  (i)
  Suppliers' Stock Option Plan ("Suppliers' Plan")

            On December 31, 1998, the Company established a stock option plan pursuant to which certain key suppliers of the Company will be granted options on completion of specified activities. Under the terms of the Suppliers' Plan, eligible suppliers can earn options to purchase an aggregate of 215,135 common shares of the Company.

            In addition to the stock options under the Suppliers' Plan issued to December 31, 2001, the Company was also obligated to issue to a supplier an additional 25,000 options to purchase common shares of the Company at an exercise price of $1.50 per share and exercisable for five years from the date of issue.

    (ii)
    Directors'Officers' and Employees' Stock Option Plans
    ("Employee Plans")

            On November 24, 1998, the Company established Employee Plans whereby certain employees, officers and directors will be granted options to purchase up to an aggregate of 600,000 common shares of the Company.

            On February 5, 2000, the Company approved the 2000 Incentive Stock Option Plan ("2000 Option Plan"). Under this Plan, the Company was authorized to grant certain employees, officers and directors of the Company and its affiliates options to purchase up to 4,000,000 common shares of the Company. The options have vesting periods ranging from immediate to three years after the grant date. Of the options originally authorized as part of the November 24, 1998 Employee Plans, 90,276 were redesignated to be included in the 2000 Option Plan.

            On April 11, 2001, the Board of Directors approved the 2001 Stock Option Plan ("2001 Option Plan') to replace the 2000 Option Plan. The 2001 Option Plan is in all respects identical to the 2000 Option Plan, which had not been approved by a vote of the shareholders within one year of its adoption by the Board. The 2001 Option Plan was approved by a vote of the shareholders at the Annual General Meeting on May 10, 2001.

            In October 2000, the Board of Directors of the Company approved the re-pricing, at $2.00 per share, the exercise price of all options previously granted at $5.00 per share under the 2000 Incentive Stock Option Plan. On March 9, 2001, the Board of Directors approved the re-pricing, at $0.60 per share, of these same options. On April 11, 2001, the Board of Directors of the Company approved the re-pricing, at $0.60 per share, of all options previously granted to directors at $2.50 per share under the 2000 Incentive Stock Option Plan. As a result, the Company adopted variable-plan accounting and therefore increases in the share price are recorded as compensation expense in the period the increase occurs. There was no impact on the results of operations for the three months ended December 31, 2001 due to the decline in the market price of the Company's stock in 2001. Changes in the market price of the Company's stock in future periods may impact future operating results.

            The Company accounts for its stock-based employee compensation plans under the intrinsic value method per APB No. 25 whereby compensation cost is recorded for the excess, if any, of the quoted market price of the common shares over the exercise price at the date of grant for all employee stock options issued. For the three months ended December 31, 2001 no compensation cost was required to be recorded under this method.

    (iii)
    The following table summarizes the activity in all Option Plans:
	Options Available For Issuance	Number of Options Outstanding	Weighted Avg. Exercise Price Per Share
Outstanding at September 30, 2000	526,640	3,598,360	$4.29
Granted (weighted avg. fair value of $0.32 per share)	(1,141,500)	1,141,500	$0.62
Expired	1,451,264	(1,451,264)	$1.48
Outstanding at September 30, 2001	836,404	3,288,596	$0.75
Expired	49,250	(49,250)	$0.60

Outstanding at December 31, 2001	885,654	3,239,346	$0.75

        As at December 31, 2001, the following stock options were outstanding:

Exercise Prices	Number Outstanding	Weighted Average Contractual Life (Years)	Number Exercisable
$0.60	2,636,918	3.61	1,739,685
$0.60	227,428	2.18	187,386
$1.50	198,885	1.84	198,885
$1.75	12,375	3.20	12,375
$2.00	13,740	3.20	13,740
$2.50	150,000	3.36	150,000

	3,239,346		2,302,071

        The 937,275 unvested options outstanding at December 31, 2001 vest over a three-year period.

  (b)
  Warrants

  (i)
  Details of warrants outstanding as of December 31, 2001 are as follows:
	Number of Warrants	Weighted- Average Exercise Price	Fair Value	Expiration Date
Issued:
Gibralt Capital Corporation	750,000	$2.50	$2,925,927	March 1, 2002
Private placement units (Note 2(b)(ii))	699,999	1.00	243,583	February 3, 2002
Private placement units	165,000	0.75	211,835	November 25, 2002
Convertible note payable (Note 2(b)(ii))	600,000	0.60	69,223	January 11, 2002
SmallCaps Online (Note 2(b)(ii)	150,000	0.31	38,608	November 1, 2004

Outstanding at December 31, 2001	2,364,999	$1.31	$3,489,176

    (ii)
    Private placements

            On February 3, 2000, the Company completed several private placements subscribed for in December 1999 and January 2000. One private placement consisted of 125,000 common shares of $0.80 per share for gross proceeds of $100,000. The other private placements consisted of 699,999 units at $0.75 per unit for gross proceeds of $525,000. Each unit consists of one common share and one common share purchase warrant exercisable for two years at $1.00 per share. The gross proceeds were allocated between the shares and warrants based on the relative fair value of the unit components at the date the Company had a contractual liability to issue the units. Accordingly, the common shares were assigned a value of $279,252, net of issue costs, and the warrants a value of $243,583.

            On January 11, 2001 the Company issued convertible debt for cash proceeds of $150,000. The debt was convertible into common shares of the Company at a conversion price of $0.25 per common share anytime during the period from April 10, 2001 to December 31, 2001. In addition, the lender received 600,000 share purchase warrants, each entitling the holder to acquire one common share at an exercise price of $0.60 per share.

            On November 1, 2001 the Company issued 150,000 share purchase warrants with a fair value of $38,608 to SmallCaps Online, an online financial group in exchange for best efforts financing services.

  (c)
  Stock Purchase Plan

          On October 23, 2001 the Company established, and the Board of Director's approved, the 2001 Employee Stock Purchase Plan ("Purchase Plan") whereby certain employees (i) whose customary employment is greater than 20 hours per week, (ii) are employed for at least six consecutive months, and (iii) do not own five percent or more of any class of Company stock can participate in the Purchase Plan and invest from one percent to fifty percent of their net pay, through payroll deduction, in Company common stock. In addition, participating employees can invest from one percent to one hundred percent of any Company bonus in Company common stock. Employees are limited to a maximum investment per calendar year of $25,000.

          The Purchase Plan is being implemented through overlapping or consecutive offering periods not to exceed 27 months. In these offering periods are purchase periods of three months each, with the exception of the first purchase period being from October 23, 2001 through December 31, 2001. There are a maximum number of shares of Company common stock reserved under the Purchase Plan of 2,000,000 shares. The Purchase Plan shall terminate in five years or (i) upon the maximum number of shares being issued, or (ii) sooner terminated per the discretion of the administrator.

          The purchase price per share under the Purchase Plan is equal to 85% of the fair market value of a share of Company common stock at the beginning of the purchase period or on the exercise date (the last day in a purchase period) whichever is lower. For the first purchase period beginning October 23, 2001, the purchase price was set at $0.22, which was 85% of the fair market value on that trading day.

          At the end of the first purchase period, December 31, 2001, employees contributed funds through payroll deduction whereby the Company reserved 271,279 shares through the Purchase Plan for purchase. Funds derived from the employee purchase of Company common stock can be used for general corporate purposes.

3.    COMMITMENTS AND CONTINGENCIES

            (i)  The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining non-cancellable lease terms in excess of one year as of December 31, 2001:

Amount
2002	$76,166
2003	7,701

$83,867

          (ii)  The Company has been named as a Defendant in a claim by Whistler Cable Television Ltd. claiming damages for conversion, the return of personal property, an injunction and costs. The Company has filed a defense disputing that the Plaintiff has any legal right to bring the action, and alleging that in any event the amount of damages suffered, if any, is minimal. This case is still in the pre-discovery phase. Given the preliminary stage of the proceedings, it is not presently possible to estimate or determine whether there will be any loss to the Company, and the amount, if any, of such loss will be recorded in the period in which it becomes determinable.

          (iii)  The Company has previously entered into a management agreement with a certain senior executive that provides for annual compensation, excluding bonuses, aggregating approximately $180,000. The Company can terminate this agreement at any time upon reasonable notice and the payment of an amount equal to between 24 and 36 months of salary depending on circumstances. In the event of a change in control, either party may, during a period of 12 months from the change of control, terminate the agreement upon reasonable notice and the payment of an amount equal to 36 months of salary. In addition, the Company committed, in a consulting agreement with a former executive, to payments aggregating $56,000 for services under the management agreement until December 31, 2001.

4.    STRATEGIC ALLIANCE

          (a)  In May 2000, the Company entered into a long-term System Operator Agreement with DirecTV, Inc. ("DIRECTV"), a California company. The Company's contract with DIRECTV gives the Company a share of monthly net subscriber receipts, depending upon the number of active subscribers, from the sale of DIRECTV programming services, plus a subsidy for subscriber acquisition costs for each net subscriber addition.

          The Company will incur only the costs associated with the implementation of its services, and will not share any of DIRECTV's programming or broadcasting costs. Under the agreement, the Company may not solicit sales or provide equipment for any other direct-to-home digital satellite television services in the United States. However, the Company is not prohibited from contracting with other program providers in connection with its private cable services. Consequently, the Company is totally dependent on DIRECTV for its digital set-top programming in the United States.

          The agreement has an initial term of five years, with an automatic extension of the entire agreement to coincide with the termination of the longest running property access agreement. Thereafter, the agreement is renewable for an additional five-year period at the option of both parties. Either party may terminate for the other's breach, bankruptcy or unapproved assignment of the agreement. Under this agreement, the Company will establish and maintain MDU distribution systems in non-rural states of the United States, as defined in the agreement, and act as a commissioned sales agent for the marketing of DIRECTV programming to residents of MDU properties.

          DIRECTV is not required to use the Company on an exclusive basis and could either contract with others to install distribution systems and market programming in MDU's or undertake such activities directly through retail stores, as it does for single-family television households.

          (b)  In July 2001, the Company entered into a Master Lease Agreement to Purchase Equipment with Cisco Systems, Inc. ("Cisco"). Under this agreement, the Company will receive preferred pricing and discounts for equipment purchased to support the Company's high-speed Internet services. As part of this agreement, Cisco Systems Capital Corp. has extended lease financing to the Company for the purchase of Internet related equipment with monthly repayment terms over three years from the date that the goods were accepted. The total credit available under the agreement is $500,000, 30% of which can be installation costs capitalized under the lease. As at December 31, 2001, the Company had a total obligation under this agreement of $227,434, which was recorded as a capital lease.

          The equipment purchased from Cisco during the quarter has a net book value of $171,591 together with installation costs of $55,843 under capital lease obligations expiring through 2004. Future minimum lease payments under capital lease obligations in each of the years subsequent to December 31, 2001 are as follows:

Year Ending December 31,	Dollar Amount
2002	$82,969
2003	$82,969
2004	$82,969

Total minimum lease payments	$248,907
Less amount representing interest	$21,473

Present value of net minimum lease payments	$227,434
Less current portion	$75,806

Long-term portion	$151,628

5.    DIGITAL SOLUTIONS, LLC

        The Company acquired Digital Solutions, LLC on April 30, 2001. The following table presents the unaudited pro forma results of operations for the three months ended December 31, 2000 for informational purposes, assuming that the acquisition had occurred at the beginning of that period:

Three Months Ended Dec. 31, 2000
Total revenue	$1,418,328

Net loss	(16,423,101)

Net loss per common share	$(1.33)

        The pro forma results of operations give effect to certain adjustments including amortization of purchased intangibles. This information may not necessarily be indicative of the future combined results of operations of the Company.

6.    Subsequent Event

        In January 2002, the Company entered into convertible promissory note transactions with two individuals and received total proceeds of $150,000 to be used as working capital. The convertible notes bear interest at 9% and can be converted into common shares at $0.33 per share.

7.    Segment Information

        The Company currently operates in one business segment with no significant foreign operation.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Company's Certificate of Incorporation includes provisions that limit the personal liability of the directors for monetary damages for breach of their fiduciary duty of directors. The Certificate of Incorporation provides that, to the fullest extent provided by the Delaware General Corporation Law ("DGCL"), the directors will not be personally liable for monetary damages for breach of their fiduciary duty as directors. The DGCL does not permit a provision in a corporation's certificate of incorporation that would eliminate such liability (1) for any breach of a director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) for any unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided in Section 174 of the DGCL, or (4) for any transaction from which a director derived an improper personal benefit.

        While these provisions provide the directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of our Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to the officers of the Company who are not directors.

        The Company's Bylaws provide that, to the fullest extent permitted by the DGCL, it shall indemnify the directors and officers, and may indemnify its employees and agents. Such indemnification may be made only if the person to be indemnified acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The Bylaws further provide that the Company may indemnify a director, officer, employee or agent to the fullest extent permitted by the DGCL. At present, there is no pending litigation or proceeding involving any directors, officers, employees or agents in which indemnification is required or permitted, and the Company is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 25.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the costs and expenses, payable by the registrant in connection with the sale of the common stock being registered hereby. All amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$298.80
Printing expenses	$1,000.00
Legal fees and expenses	$25,000.00
Accounting fees and expenses	$15,000.00
Transfer Agent and Registrar fees	$1,000.00
Miscellaneous expenses	$500.00
Total	$42,798.80

ITEM 26.    RECENT SALES OF UNREGISTERED SECURITIES

        Sales of securities within the past three years without registration under the Securities Act of 1933 ("1933 Act") were as follows:

A.
Preferred Stock

        In January 2000, the Company issued 3,090,000 shares of Series A convertible preferred stock for $7,725,000 to 37 institutional and accredited investors. Haywood Securities Inc. acted as placement agent and received (a) 247,200 shares of Series A convertible preferred stock as payment of a $618,000 commission, (b) 300,000 shares of Series A convertible preferred stock as a $750,000 corporate finance fee, and (c) warrants to acquire 309,000 shares of common stock for a period of one year at a price of $2.50 per share. Each of these issuances were made without registration under Rule 506 of Regulation D ("Rule 506"). The common stock issuable upon conversion of the Series A convertible preferred stock and the shares underlying the warrants were registered with the Securities and Exchange Commission under a Form SB-2 which became effective on July 19, 2000. All of the preferred stock has been converted to common stock.

B.
Common Stock

        1.    May 1999.    The Company sold 670,000 shares of common stock for cash in the aggregate amount of $1,172,500 from two non-U.S. institutional investors under subscription agreements executed in May 1999. These transactions were made without registration under Section 4(2) of the 1933 Act. No commissions were paid in connection with these transactions.

        2.    October 1999/January 2000.    Pursuant to an agency agreement with Canaccord Capital Corporation, the Company issued 100,000 shares of common stock as a corporate finance fee. When the agency agreement was terminated in January 2000, the Company cancelled the previously issued shares and issued 50,000 shares of common stock to Canaccord as final settlement for their services. The issuances were made without registration under Section 4(2) of the 1933 Act. No commissions were paid in connection with these transactions. These shares of common stock were registered with the Securities and Exchange Commission under a Form SB-2 which became effective July 19, 2000.

        3.    November 1999 (Unit Offering).    The Company sold 1,482,750 units comprised of one share of common stock and a two year warrant to purchase one share made without registration under Regulation S of the 1933 Act ("Regulation S"). Commissions totaling Cnd $19,520 were paid to National Bank Financial and Claymore Holdings. These shares of common stock and the shares underlying the warrants were registered with the Securities and Exchange Commission under a Form SB-2 which became effective July 19, 2000.

        4.    February 2000.    The Company sold 125,000 shares of common stock for $0.80 per share under subscription agreements executed in December 1999 for gross proceeds of $100,000. The sales were made without registration under Regulation S. No commissions were paid in connection with these transactions. These shares of common stock were registered with the Securities and Exchange Commission under a Form SB-2 which became effective July 19, 2000.

        5.    February 2000 (Unit Offering).    The Company sold 699,999 units comprised of one share of common stock and a two-year warrant to purchase one share of common stock for $1.00 per share, for $0.75 per unit, for gross proceeds of $525,000, under subscription agreements executed in December 1999 and January 2000. These transactions were made without registration under Regulation S. No commissions were paid in connection with these transactions. These shares of common stock were registered with the Securities and Exchange Commission under a Form SB-2 which became effective July 19, 2000.

        6.    April 2001.    On April 28, 2001, we purchased Digital Solutions, LLC. As part of the purchase price, the members of Digital Solutions, LLC each received a certain number of common shares of the

Company, totaling 500,000 shares. These shares were issued without registration under the Securities Act of 1933, as amended ("1933 Act").

        7.    Between October 1, 2001 and March 31, 2002, the Company issued 169,533 shares of common stock to Sheldon B. Nelson in lieu of salary. Mr. Nelson serves as President, Chief Executive Officer and Director of the Company. This issuance was made without registration under Section 4(2) of the 1933 Act.

        8.    The Company issued 150,000 shares to Haywood Securities, Inc. in lieu of a placement fee for financing. This issuance was made without registration under Section 4(2) of the 1933 Act.

C.
Warrants

        1.    March 2000.    The Company issued a warrant for 750,000 shares of common stock exercisable at $2.50 per share for two years pursuant to a mutual release and agreement to Gibralt Capital Corporation. This issuance was made without registration under Section 4(2) of the 1933 Act. No commission was paid in connection with this warrant. These shares of common stock underlying this warrant were registered with the Securities and Exchange Commission under a Form SB-2 which became effective July 19, 2000. This warrant has expired.

        2.    January 2001.    On January 11, 2001 the Company issued a warrant for the purchase of 600,000 shares of common stock exercisable at $0.60 per share for one year pursuant to promissory note entered into with Lyall Family Trust. This issuance was made without registration under Section 4(2) of the 1933 Act. No commission was paid in connection with this warrant. This warrant has expired.

        3.    November 2001.    On November 1, 2001 the Company issued a warrant for the purchase of 150,000 shares of common stock exercisable at $0.31 per share for three years pursuant to an investor relations engagement with Small Caps Online Group, LLC. This issuance was made without registration under Section 4(2) of the 1933 Act. No commission was paid in connection with this warrant.

        4.    January 2002.    The Company issued two warrants for 225,000 shares each of common stock exercisable at $0.43 per share for two years to Daniel Fitzgerald and William Begley. The Company issued a warrant for 300,000 shares of common stock exercisable at $0.43 per share for two years to Roselink Investors, LLC. The Company issued a warrant to purchase 3,000,000 shares of common stock exercisable at $0.43 per share for two years to Trinity Pacific Investments Limited. The Company issued a warrant for 150,000 shares of common stock exercisable at $0.43 per share for two years to Haywood Securities, Inc. These issuances were made without registration under Section 4(2) of the 1933 Act. No commission was paid in connection with these warrants.

        5.    March 2002.    The Company issued two warrants for 25,000 shares each of common stock exercisable at $0.43 per share for two years to Protea Ventures, Ltd and Vancadia Capital Corp. The Company issued two warrants for 50,000 shares each of common stock exercisable at $0.43 per share for two years to Aspen International, Ltd. and Jon Gruber. These issuances were made without registration under Section 4(2) of the 1933 Act. No commission was paid in connection with these warrants.

D.
Options

        1.    Supplier Plan.    In March and April 1999 we issued five-year options to purchase 73,885 shares of common stock at $1.50 per share to two key suppliers. In March 2000 we issued five-year options to purchase 26,115 shares of common stock at prices from $1.75 to $2.00 per share to a supplier pursuant to the 1998/99 Suppliers Option Plan earned to September 20, 1999. These options were made to non-U.S. persons without registration under Section 4(2) of the 1933 Act. These shares of common stock underlying these options were registered with the Securities and Exchange Commission under a Form SB-2 which became effective July 19, 2000.

        2.    2001 Plan.    In February 2000, we granted five-year options under our 2000 Incentive Stock Option Plan ("2000 Plan") as follows: (a) options to purchase 90,276 shares of common stock at $1.00 per share were granted to employees for services rendered up to September 30, 1999, and (b) options to purchase 2,785,084 shares of common stock at $5.00 per share were granted to directors, officers, employees and consultants. In May 2000, we granted five-year options under the 2000 Plan as follows: (a) options to purchase 150,000 shares of common stock at $2.50 per share were granted to external directors and (b) options to purchase 197,500 shares of common stock at $5.00 per shares were granted to officers and employees. In July 2000, we granted five-year options under the 2000 Plan to purchase 180,500 shares of common stock at $5.00 per share to certain officers and employees.

        In October of 2000, the Board of Directors accepted the recommendation of its compensation committee to re-price, at $2.00 per share, the exercise price of all options previously granted at $5.00 per share under the 2000 Plan. Grants of options to purchase 7,000 common shares were also issued to employees. On April 11, 2001, the Board of Directors approved the 2001 Stock Option Plan to replace the 2000 Incentive Stock Option Plan. The 2001 Stock Option Plan is in all respects identical to the 2000 Incentive Stock Option Plan, which had not been approved by a vote of the shareholders within one year of its adoption by the Board. The 2001 Option Plan was approved by a vote of the shareholders at the Annual General Meeting on May 10, 2001, and all currently outstanding options were re-granted under the new Plan.

        In March of 2001, the Board of Directors accepted the recommendation of its compensation committee to re-price, at $0.60 per share, the exercise price of all options previously granted at $2.00 per share under the 2001 Stock Option Plan. Grants of options to purchase 150,000, 33,333 and 255,360 common shares were made to three former employees on April 11, 2001 and May 10, 2001 respectively. At the Annual General Meeting in May of 2001, the shareholders of the Company approved the 2001 Stock Option Plan. On June 5, 2001 a consultant was granted 100,000 fully vested options to purchase common shares at $0.60 per share and exercisable for three years from the date of issue. In August 2001, the Board of Directors approved option grants from the 2001 Stock Option Plan in the amount of 1,009,500 to management and other employees.

E.
Convertible Promissory Notes

        1.    April/June 1999.    Two convertible promissory notes, one in the principal amount of Cdn $250,000, due August 15, 1999, and the other in the principal amount of $327,500 due September 15, 1999, were issued to one non-U.S. investor. Both notes accrued interest at 8.75%. The Cdn $250,000 note was convertible into common stock at any time prior to the maturity date at a conversion price of $2.00 per share. The $327,500 note was convertible into common stock at a conversion price of $1.75 per share. Both notes were extended on October 19, 1999, until June 30, 2000, on similar terms except the conversion price on both notes was amended to $0.625 per share. In March 2000, outstanding principal of Cdn $250,000 and $327,5000, together with interest of Cdn $20,293.50 and $21,313.40 was converted into 855,337 shares of common stock at a conversion price of $0.625 per share. These issuances were made without registration under Section 4(2) of the 1933 Act. No commissions were paid in connection with these issuances. These shares of common stock were registered with the Securities and Exchange Commission under a Form SB-2 which became effective on July 19, 2000.

        2.    May/June 1999.    Two convertible promissory notes in the aggregate principal amount of $65,000 and both due on August 31, 1999, were issued to one accredited, sophisticated investor. The two notes were replaced by a single convertible promissory note in the principal amount of $65,000 due on February 28, 2000 and bearing interest at 9%. The replacement note is convertible into common stock at any time prior to maturity at a conversion price of $0.50 per share. In February 2000, these notes were converted into 142,399 shares of common stock upon conversion of the $65,000 promissory note plus interest of $6,199.70, at a conversion price of $0.50 per share. These issuances were made without registration under Section 4(2) of the 1933 Act. No commissions were paid in connection with these issuances. These shares of common stock were registered with the Securities and Exchange Commission under a Form SB-2 which became effective on July 19, 2000.

        3.    January 2001.    In January, 2001, one convertible promissory note in the principal amount of $150,000 was issued to one non-U.S. investor. The note, dated January 11, 2001, bore interest at 12% per annum and was repayable (or convertible at our option) up through December 31, 2001. On April 6, 2001 the note was paid in full with interest. No commissions were paid in connection with this issuance.

        4.    January 2002.    Four convertible promissory notes were issued in January, 2002. Two convertible promissory notes each in the principal amount of $75,000, both due January 18, 2003, and both accruing interest at 9%, convertible into common stock at $0.33 per share were issued to Daniel Fitzgerald and William Begley, respectively. Another convertible promissory note in the principal amount of $100,000, due January 24, 2004, accruing interest at 9% and convertible into common stock at $0.33 per share was issued to Roselink Investors, LLC. The final convertible promissory note in the principal amount of $1,000,000, due July 1, 2003, accruing interest at 3% and convertible into common stock at $0.33 per share was issued to Trinity Pacific Investments, Ltd. These issuances were made without registration under Section 4(2) of the 1933 Act.

ITEM 27.    EXHIBITS

        See "Index to Exhibits."

ITEM 28.    UNDERTAKINGS

        The undersigned registrant hereby undertakes:

        1.    To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statements to:

            (i)  include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii)  reflect in any prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement and

          (iii)  include any additional or changed material information on the plan of distribution.

        2.    That, for determining liability under the Securities Act, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        3.    To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 24, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Totowa, State of New Jersey, on the 2nd day of May, 2002.

MDU COMMUNICATIONS INTERNATIONAL, INC.
By:	/s/ SHELDON B. NELSON Sheldon B. Nelson, President, Chief Executive Officer, Chief Financial Officer and Director

POWER OF ATTORNEY

        Each person whose signature appears below authorizes Sheldon B. Nelson and each of them, each of whom may act without joinder of the other, to execute in the name of each such person who is then an officer or director of the Company and to file any amendments to this Registration Statement necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in the Registration Statement as such attorney may deem appropriate. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ SHELDON B. NELSON Sheldon B. Nelson	President, Chief Executive Officer and Director	May 2, 2002
/s/ JOHN EDWARD BOYLE John Edward Boyle	Director	May 2, 2002
/s/ ROBERT DYCK Robert Dyck	Director	May 2, 2002
/s/ DOUGLAS G. HOOPER Douglas G. Hooper	Director	May 2, 2002

INDEX TO EXHIBITS

Exhibits
2.1	Acquisition Agreement dated November 2, 1998 between Alpha Beta Holdings, Ltd. and MDU Communications Inc.(1)
3.1	Certificate of Incorporation(1)
3.2
Certificate of Designations of the Preferences and Relative Participating and other Special Rights of the Series A Convertible Preferred Stock and Qualifications, Limitations and Restrictions thereof(5)
3.3	Bylaws(1)
3.4	Amendment to Bylaws(4)
4.1	Form of Convertible Promissory Note and Warrant to Purchase Common Stock, dated January 18, 2002 to Daniel Fitzgerald and William Begley(7)
4.2	Form of Convertible Promissory Note and Warrant to Purchase Common Stock, dated January 24, 2002 to Roselink Investors, LLC and Trinity Pacific Investments Limited(7)
4.3	Warrant to Purchase Common Stock, dated January 24, 2002 to Haywood Securities, Inc.(7)
4.4	Form of Warrant to Purchase Common Stock, dated March 6, 2002 to Aspen International, Ltd., John Gruber, Vancadia Capital Corporation and Protea Ventures, Ltd(7)
4.5	Warrant to Purchase Common Stock, dated November 1, 2001 to SmallCaps Online Group LLC(7)
5.1	Legal Opinion of Shughart Thomson & Kilroy, P.C.(7)
10.1	System Operator Agreement dated August 27, 1998 between Star Choice Communications Inc. and MDU Communications Inc.(1)
10.2	Agreement dated December 31, 1998 between 4-12 Electronics Corporation and MDU Communications Inc.(1)
10.3	Suppliers' Stock Option Plan(5)
10.4	2000 Incentive Stock Option Plan (ISO & Non-ISO)(5)
10.5	Registration Rights Agreement, dated January 28, 2000, between the Company and Haywood Securities, Inc.(5)
10.6	Agency Letter, dated January 28, 2000, between the Company and Haywood Securities, Inc.(5)
10.7
Form of Replacement Convertible Promissory Note and Loan Agreement, dated October 29, 1999, issued by MDU Canada to National Day Corporation for US$250,000 and 327,500, and to David Lawrence for US$65,000 (each fully converted and cancelled in February and March 2000, respectively)(5)
10.8	Letter Agreement, dated October 13, 1999, and Mutual Release, dated January 5, 2000, between the Company and the Canaccord Corporation(5)
10.9
Letter Agreement, dated November 18, 1999, between MDU Canada and MBT Capital, and Assignment Agreement, dated January 14, 2000, between MDT Capital Merbanco Capital, Inc., 33678652 Canada, Inc. and Gibralt Capital Corporation(5)
10.10
Letter Agreement, dated February 16, 2000, Mutual Release dated March 1, 2000, and Letter Agreement regarding registration rights, dated March 15, 2000, between the Company, MDU Canada and Gibralt Capital Corporation(5)
10.11	Management Employment Agreement, dated February 1, 2000, between the Company and Sheldon Nelson(5)
10.12	Management Services Agreement, dated January 31, 2000, between the company and Corus Financial Corp.(5)

10.13	Management Employment Agreement, dated February 1, 2000, between the Company and Gary Monaghan(5)
10.14	Headquarters Facility Lease(5)
10.15	MDU System Operator Agreement dated May 2000, between DIRECTV, Inc. and MDU Communications (USA), Inc.(6)
10.16	VBN Application Service Provider Master Purchase Sales Agreement dated May 16, 2000 between 3Com Corporation and MD Communications International, Inc. (6)
10.17	Mutual Release between MDU Communications International, Inc. and Britcom Communications Ltd. dated March 1, 2000(6)
10.18	MDU Communications International, Inc. Suppliers; Non-Qualified Stock Option authorized on March 13, 2000 granting Britcom Communications Ltd. an option to purchase 12,375 shares of common stock(6)
10.19	MDU Communications International, Inc. Suppliers' Non-Qualified Stock Option authorized on March 13, 2000 granting Britcom Communications Ltd. an option to purchase 13,740 shares of common stock(6)
10.20	Purchase Agreement between MDU Communications International, Inc. and Digital Solutions, LLC, attached as Exhibit 2.1 to the Company's current report on Form 8-K filed on May 15, 2001
10.21
Asset Purchase Agreement between MDU Communications Inc., a subsidiary of MDU Communications International, Inc. and Star Choice Television Network, Inc., a subsidiary of Star Choice Television Network, Inc., attached as Exhibit 2.1 to the Company's current report on Form 8-K filed on February 14, 2001
16.1	Letter of Deloitte & Touche LLP on change in certifying accountant, attached as Exhibit 16.1 to the Company's report on Form 8-K filed on February 11, 2002
21.1	Subsidiaries of the Company(7)
23.1	Consent of Deloitte & Touche LLP(7)

(1)
Incorporated by reference from Form 10-SB filed on May 12, 1999

(2)
Incorporated by reference from Form 10-KSB filed on December 27, 1999

(3)
Incorporated by reference from Form 10-SB/A, Amendment No. 1 filed on November 17, 1999

(4)
Incorporated by reference from Form 10-SB/A, Amendment No. 3 filed on April 14, 2000

(5)
Incorporated by reference from Registration Statement on Form SB-2 filed on April 28, 2000

(6)
Incorporated by reference from Amendment No. 1 to Registration Statement on Form SB-2 filed on June 30, 2000.

(7)
Filed with this Form SB-2.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
Our Business
The MDU Market
The Industry
Corporate History
Principal Executive Offices
The Offering
Risk Factors
Summary Financial Data
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
"PENNY STOCK" RULES
DIVIDEND POLICY
MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
Results of Operations
Liquidity and Capital Resources
Recent Events
Future Capital Requirements
BUSINESS
MANAGEMENT
Summary Compensation Table
Option Grants in the Last Fiscal Year (Individual Grants)
CERTAIN TRANSACTIONS
LEGAL PROCEEDINGS
PRINCIPAL STOCKHOLDERS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF CAPITAL STOCK
DELAWARE ANTI-TAKEOVER LAW
TRANSFER AGENT AND REGISTRAR
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
Index to Financial Statements
Independent Auditors' Report
Consolidated Balance Sheets
Consolidated Statements of Operations
MDU COMMUNICATIONS INTERNATIONAL, INC. Consolidated Statement of Shareholders' Equity (Deficit) (Expressed in United States Dollars)
MDU COMMUNICATIONS INTERNATIONAL, INC. Consolidated Statement of Cash Flows (Expressed in United States Dollars)
MDU COMMUNICATIONS INTERNATIONAL INC. Notes to Consolidated Financial Statements (expressed in the United States dollars)
MDU COMMUNICATIONS INTERNATIONAL, INC. Consolidated Condensed Balance Sheet
MDU COMMUNICATIONS INTERNATIONAL, INC. Consolidated Condensed Statements of Operations
MDU COMMUNICATIONS INTERNATIONAL, INC. Consolidated Condensed Statement of Stockholders' Equity (Unaudited)
MDU COMMUNICATIONS INTERNATIONAL, INC. Consolidated Condensed Statement of Cash Flows
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS